Prospectus               INTERVEST CORPORATION OF NEW YORK

Series 1/17/02                Maximum $5,750,000             Minimum $4,500,000

          We are offering Subordinated Debentures in three maturities with interest rates as follows:

      $1,250,000 matures October 1, 2005 with interest at 7-1/4% per annum $2,250,000 matures October 1, 2007 with interest at 7-1/2% per annum $2,250,000 matures October 1, 2009 with interest at 7-3/4% per annum

          At the time of subscription, a purchaser may elect to receive quarterly payments of interest or have the interest accrue.

          If the purchaser elects to have the interest accrue, then, in addition, interest will accrue each calendar quarter on the balance of the accrued interest as of the last day of the preceding calendar quarter at the same interest rate - 7-1/4%, 7-1/2% or 7-3/4%, depending on the maturity selected. Accrued interest will be payable at the maturity of the debentures. A schedule setting out the accrual of interest is set out on page 30.

          The debentures are being offered by Sage Rutty & Co., Inc. and by other participating broker/dealers. The underwriters must sell the minimum amount of debentures offered ($4,500,000 principal amount) if any are sold. The underwriters are required to use only their best efforts to sell the maximum amount of debentures offered ($5,750,000 principal amount). Pending the sale of the minimum amount, all proceeds will be deposited in an escrow account with Canandaigua National Bank and Trust Company. In the event that the minimum amount is not sold prior to April 17, 2002, the offering will terminate and all funds will be returned promptly to subscribers. The offering will continue until all debentures are sold or until 120 days after the minimum amount is sold, whichever is earlier. The minimum investment is $10,000 principal amount of debentures. _______________

            THE DEBENTURES INVOLVE VARIOUS RISKS AS DESCRIBED HEREIN.
                          See "Risk Factors on Page 5."

 THE DEBENTURES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE
     FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

                                _______________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               _______________

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                _______________

--------------------------------------------------------------------------------
                       Price to        Underwriting Fees          Proceeds to
                        Public         and Commissions(1)         Company(1)(2)
                        ------         ------------------         -------------

Per Debenture            $10,000                $800                  $9,200
Minimum Offering      $4,500,000            $315,000              $4,185,000
Maximum Offering      $5,750,000            $358,750              $5,391,250
--------------------------------------------------------------------------------

(1)The Company will pay the Underwriter a commission of 3% of the purchase price of each Debenture maturing October 1, 2005, 5% of the purchase price of each Debenture maturing October 1, 2007 and 7% of each Debenture maturing October 1, 2009, which are sold by the Underwriter or participating dealers. In addition, the Company will pay the Underwriter a fee equal to 1/2 of 1% of the aggregate amount of Debentures maturing October 1, 2005, and 1% of the aggregate amount of Debentures maturing October 1, 2007 and October 1, 2009.

(2)In addition to underwriting fees and commissions, expenses of the Offering payable by the Company are estimated to be approximately $135,000. See "Use of Proceeds."
                                _______________

                             Sage, Rutty & Co., Inc.

                 The date of this Prospectus is January 17, 2002

                       WHERE YOU CAN FIND MORE INFORMATION

  We file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. We also have filed a Registration Statement, including exhibits, which contains more information on our company and the securities offered in this prospectus. You may read and copy this information at the following SEC locations:

Public Reference Room                                   Chicago Regional Office
450 Fifth Street, N.W.                                  City Corp. Center
Room 1024                                               500 West Madison Street
Washington, D.C. 20549                                  Suite 1400
                                                        Chicago, Illinois
                                                        60661-2511

         You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. may be obtained by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains a worldwide website that contains reports, proxy statements and other information about registrants, such as us, that file electronically with the SEC. The address of that website is: http:\\www.sec.gov.

         Purchasers of Debentures will be furnished annual financial statements, including a balance sheet and statement of profit and loss, accompanied by a report of our independent accountants stating that (i) an audit of such financial statements has been made in accordance with generally accepted auditing principles, and (ii) the opinion of the accountants with respect to the financial statements and the accounting principles and practices reflected therein and as to the consistency of the application of the accounting principles, and identifying any matters to which the accountants take exception and stating, to the extent practicable, the effect of each such exception on the financial statements.

                                WHO SHOULD INVEST

         The purchase of the Debentures involves certain risks and, accordingly, is suitable only for persons or entities of adequate means having no need for liquidity in their investment. We have established a minimum suitability standard which requires that an investor either (i) has a net worth of at least $40,000 (exclusive of home, furnishings and automobiles) and had during his last year or estimates that he will have during his current tax year an annual gross income of at least $40,000, or (ii) has a net worth of at least $100,000 (exclusive of home, furnishings and automobiles), or (iii) that he is purchasing in a fiduciary capacity for a person or entity meeting such conditions. In the case of sales to fiduciary accounts, such conditions must be met by the beneficiary of the account. Where the fiduciary is the donor of the funds for investment, the fiduciary must meet the suitability standards.

                                     SUMMARY

         The following summary highlights information contained elsewhere in this prospectus. You should read the summary in conjunction with the more detailed information appearing elsewhere in this document.

         The  Company.  Intervest  Corporation  of New  York,  sometimes  called
         ------------
Intervest Corporation in this document, is a New York corporation which was incorporated in April, 1987. We presently own mortgages on real estate, and intend to acquire additional interests in real estate, including the acquisition and origination of additional mortgages. Substantially all of our mortgages are secured by multi-family apartment buildings. We are a wholly-owned subsidiary of Intervest Bancshares Corporation, which is a bank holding company. Intervest Bancshares Corporation is also the parent company of Intervest National Bank, a national bank with its main office in New York, New York with four branch offices in Clearwater, Florida and one in South Pasadena, Florida. We maintain our offices at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020-1903, and our telephone number is 212-218-2800.

         Securities  Offered.  $5,750,000  principal amount  of  Series  1/17/02
         -------------------
Subordinated Debentures in three maturities, as follows: $1,250,000 principal amount of Subordinated Debentures, due October 1, 2005, $2,250,000 principal amount of Subordinated Debentures due October 1, 2007, and $2,250,000 principal amount of Subordinated Debentures due October 1, 2009. The three maturities will be offered at the same time and purchasers must specify the maturity or maturities they wish to purchase. At the time of purchase, the purchaser may elect to have interest payable quarterly on the first day of each calendar quarter, or to have interest accrue. Interest on the principal amount of the Debentures will either be paid or will accrue each calendar quarter at the following annual interest rates: 7 1/4% for Debentures maturing October 1, 2005; 7 1/2% for Debentures maturing October 1, 2007; and 7 3/4% for Debentures maturing October 1, 2009. In addition, interest will accrue each calendar quarter on the balance of the accrued interest at the same interest rate. All accrued interest is payable at maturity. The Debentures will be unsecured obligations and will be subordinated to all of our Senior Indebtedness. As of September 30, 2001, we had no Senior Indebtedness. There is no limitation on the amount of Senior Indebtedness which we may issue. We may issue additional unsecured indebtedness which is pari passu with the Debentures. The Debentures will be redeemable, in whole or in part, at any time at our option. See "Description of Debentures."

         Use of  Proceeds.  We will  use the net  proceeds  from the sale of the
         ----------------
Debentures, after payment of expenses of the Offering, for general corporate purposes, including the origination or purchase of additional mortgages or interests in real estate in accordance with our mortgage investment policy and real estate investment policies. See "Transactions with Management" and "Use of Proceeds."

         Summary   Financial   Information.   The  following  summary  financial
         ---------------------------------
information is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus.

Balance Sheet Summary(1)
                               September  30,               December 31,
                           ----------------------       ----------------------
                                 2001                   2000              1999
                                 ----                   ----              ----
                               (unaudited)                  (in thousands)
Total Assets                    $82,347               $74,860            $98,740
Cash                             13,692                19,476             30,754
Mortgages                        64,735                51,992             63,290
Total Long Term
 Obligations(2)                  71,551                64,347             84,600
Stockholder's Equity              9,529                 9,269             12,140
__________

Income Statement Summary(1)


                                        Nine Months
                                        Ended September 30,                Year Ended December 31
                                        -------------------                ----------------------
                                        2001       2000      2000       1999       1998            1997         1996
                                        ---------------     ----------------------------------------------------------
                                          (unaudited)                            (in thousands)

Net Interest Income                    $1,147     $1,228    $1,597     $2,402      $3,233         $2,304       $2,790

Non-Interest Income                       701        494       755        667         350            246         308

Non-Interest Expenses(3)                1,364      1,302     1,729      2,017       1,835          1,731        1,817

Income before taxes
   and extraordinary item                 484        420       623      1,052       1,748            819        1,281

Provision for Income Taxes                224        192       288        480         801            373         584

Extraordinary item(4)                     ---       (206)     (206)       ---         ---            ---         ---

Net (loss) income                         260         22       129        572         947            446         697

Ratio of Earnings to fixed charges(5)     1.1        1.1       1.1        1.1         1.2            1.1         1.2
----------
Notes:
-----

(1) Certain reclassifications were made to amounts for 1999 and prior periods to conform to the current period presentation.
(2) Includes current portion of long-term obligations.
(3) Includes amortization of deferred debenture offering costs.
(4) Represents a charge, net of taxes, in connection with the early retirement of certain debentures.
(5) The ratio of earnings to fixed charges has been computed by dividing earnings (before the provision for income taxes and fixed charges) by fixed charges. Fixed charges consist of interest incurred during the period and amortization of deferred debenture offering costs.


Risk Factors.  An  investment  in the  Debentures  involves  certain  risks  and
------------
prospective investors should carefully consider the various risk factors. See "Risk Factors."

                                  Risk Factors

You should carefully consider the following factors together with the other matters described or incorporated by reference in this prospectus before deciding whether to purchase debentures in this offering.

      We have not yet identified what investments will be made with the net proceeds we receive in this offering

      We intend to use the net proceeds of this offering to originate or acquire mortgage interests in conformity with our mortgage investment policies and our past practices. We may also acquire other interests in real properties in accordance with our real estate investment policies. As of the date of this prospectus, we have not specified uses of the net proceeds. This is customarily referred to as a blind pool. All determinations concerning the use of the net proceeds will be made by our management. Accordingly, there is a greater degree of uncertainty concerning the return on any investments we might make, than would be the case if specific investments were identified. Holders of our debentures will not have the opportunity to evaluate any mortgages or other real property interests that may be acquired with the proceeds of this offering.

      Investments in junior mortgages and wraparound mortgages may be riskier than investments in senior mortgages

      As of the date of this prospectus we owned 16 junior mortgages, and we may acquire additional junior mortgages in the future. Our junior mortgages constitute approximately 29% of the aggregate principal amount of our mortgages. In the event the owner of mortgaged property securing a junior mortgage owned by us defaults on a senior mortgage secured by the property, the holder of the senior mortgage may independently commence foreclosure proceedings. In the event this occurs, there can be no assurance that we will have funds available to cure the default, assuming this would be our desired course of action, in order to prevent foreclosure. If there is a foreclosure on the senior mortgage, as the owner of the junior mortgage we will only be entitled to share in liquidation proceeds after all amounts due to senior lienholders have been fully paid. Actual proceeds available for distribution upon foreclosure may be insufficient to pay all sums due on the senior mortgage, other senior liens and on our junior mortgage.

      We have in the past and may in the future own "wraparound mortgages". A wraparound mortgage is a mortgage that includes the outstanding principal balance of senior mortgage(s) owed to one or more senior lenders. The holder of a wraparound mortgage is required to make all mortgage payments, when they become due, to each senior mortgagee from the payments received on the wraparound mortgage. Like other junior mortgages, wraparound mortgages involve greater risks than a first mortgage. As of the date of this prospectus we do not own any wraparound mortgages.

      Recovery of non-recourse mortgages is limited to the property itself

      Substantially all of our mortgages are non-recourse. It is expected that most mortgages that we acquire in the future will be non-recourse as well. Under the terms of non-recourse mortgages, the owner of the property subject to the mortgage has no personal obligation to pay the mortgage note which the mortgage secures. Therefore in the event of a default, our ability to recover our investment is solely dependent upon the value of the mortgaged property and the outstanding principal and interest balances of any loans secured by mortgages and liens that are senior in right to us, which must be paid from the net proceeds of any foreclosure proceeding. Any loss we may incur as a result of the foregoing factors may have a material adverse effect on our business, financial condition and results of operations. At September 30, 2001: 6 of the mortgages in our portfolio (representing approximately 16% of the principal balance in our portfolio) allowed recourse against the mortgagor only with respect to liabilities related to tenant security deposits; 28 of the mortgages (representing approximately 67% of the principal balance in our portfolio) allowed recourse against the mortgagor only with respect to liabilities related to tenant security deposits, proceeds from insurance polices, losses arising under environmental laws and losses resulting from waste or acts of malfeasance. 7 loans, representing approximately 15% of the portfolio, are full recourse. The balance of our loans were without any recourse. In addition, at September 30, 2001, six of our mortgages were guaranteed by third parties.

      We may compete with, and we do provide services to, our banking affiliates

      We are a wholly-owned subsidiary of Intervest Bancshares Corporation, a bank holding company with one banking subsidiary. The bank also originates and acquires mortgages. From time to time we may compete with this bank for mortgage opportunities. In addition, we have an agreement with our bank affiliate whereby we render various services. There are conflicts of interest inherent in all our dealings with our affiliates including:

          o    our acquisition of mortgages from affiliates, and
          o our retention of affiliates to perform services for us, including mortgage servicing.

      It is unlikely that these conflicts will be resolved by arm's-length bargaining. Matters involving conflicts of interests will be approved or ratified by a majority vote of our board of directors, including a majority of our "independent" directors, who are directors who are neither officers nor employees of ours, in attendance at any meeting considering such matters. No assurance can be given that matters involving conflicts of interests will be resolved in the manner most favorable to holders of our debentures, or that we will pursue, or fully pursue, our rights or remedies against our affiliates. Certain of our directors also have other relationships and/or agreements with us. See "Transactions with Management."

      The debentures are subordinated to other indebtedness, which could limit collectability of the debentures in the event of bankruptcy

      The payment of principal and interest on the debentures is subordinated to the prior payment in full of all of our existing and future senior indebtedness. Consequently, in the event we undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our assets will be available to pay obligations on the debentures only after all of our senior indebtedness has been paid in full. There may not be sufficient assets remaining to pay amounts due on the debentures after such senior indebtedness has been paid. As of September 30, 2001, we had no senior indebtedness. However, neither the debentures nor the indenture limit or restrict our ability to incur senior indebtedness or indebtedness that is pari passu with the debentures. Indebtedness that is pari passu with the debentures has no priority of payment over and is not subordinated in right of payment to the debentures. Accordingly, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, any assets of ours remaining after payment to lenders of senior indebtedness will be paid pro rata among the holders of the debentures and the holders of pari passu indebtedness.

      The underwriter is not obligated to purchase the debentures, which may limit the net proceeds we actually receive in this offering

      No commitment exists on the part of the underwriter to purchase all or any part of the debentures. Consequently, no assurance can be given as to the amount of debentures that will be sold, if any. If at least $4,500,000 of debentures are not sold by April 17, 2002, all subscription funds will be refunded to subscribers, with interest in proportion to the amount paid and without regard to the date paid.

      Absence of public market for the debentures could limit opportunities to sell your debentures in the future

      The debentures are new securities for which there is no trading market. We do not intend to apply for listing of the debentures on any securities exchange or for quotation through an automated quotation system. There is currently no established trading market for previous series of debentures we have issued. Although there are no restrictions on the transfer of debentures, the absence of an established trading market can make it more difficult to sell or transfer debentures. There can be no assurance that a market may develop in the future, and there can be no assurance as to the ability of holders of debentures to sell their debentures. If such a market were to exist, the debentures could trade at prices that may be higher or lower than their principal amount depending on many factors, including prevailing interest rates, the market for similar debt instruments and our financial performance.

      We have not set aside funds to pay the debentures when they mature

      There is no sinking fund for retirement of the debentures at or prior to their maturity. We anticipate that principal and accrued interest on the debentures will be paid from our working capital, or from the proceeds of a refinancing of the debentures. However, no assurance can be given that we will have sufficient funds available to redeem the debentures at maturity. The debentures are subordinated and unsecured obligations of ours. As a result, if we are unable to redeem the debentures at their maturity, your ability to recover the principal amount of the debentures and any outstanding interest may be limited by the terms and amount of our senior indebtedness and pari passu indebtedness.

      Our assets are heavily concentrated in mortgages on properties located in New York City, accordingly our business and operations are more vulnerable to downturns in the economy of a concentrated geographic area

      Twenty nine of the forty five mortgage loans in our portfolio are secured by multi-family properties located in the City of New York. These loans represent approximately 72% of the principal balance of our portfolio. Many of these properties are subject to rent control and rent stabilization laws imposed in the City of New York, which limit the ability of the property owners to increase rents. We anticipate that a substantial portion of the real property interests that we may acquire with the net proceeds of this offering are also likely to be located in the New York metropolitan area. Any resulting lack of diversity in the number, type or location of our investments could have a material adverse effect on our business, financial condition or results of operations. While none of the properties underlying our mortgages were directly impacted by the terrorist acts of September 11, 2001, it is impossible to predict the impact such events will have on real estate generally in the City of New York. See "History and Business" and "Management's Discussion and Analysis--Results of Operations."

      Our business will suffer if we do not continually identify and invest in mortgages

      Our success, in large part, depends on our ability to invest most of our assets in mortgages. We may be unable to so invest the optimum percentage of our assets because of a lack of available mortgages that meet our investment criteria. As a result, we may experience lower rates of return from investment of our assets, which could have a material adverse effect on our business, financial condition or results of operations.

      Fluctuations in interest rates and credit terms could adversely affect our ability to collect on mortgage loans having balloon payment features

      Thirty five of the mortgage loans in our portfolio, representing approximately 82% of the principal balance of our portfolio have balloon payments due at the time of their maturity. We may acquire additional mortgage loans that have balloon payments due at maturity. Volatile interest rates and/or erratic credit conditions and supply of available mortgage funds at the time these mortgage loans mature may cause refinancing by the borrowers to be difficult or impossible, regardless of the market value of the collateral at the time such balloon payments are due. In the event borrowers are unable to refinance these mortgage loans, or in the event borrowers are otherwise unable to make their balloon payments when they become due, such borrowers may default on their mortgage loans, which will have a material adverse effect on our business, financial condition and results of operations.

      Competition may affect our ability to generate desired returns on our investments

      We experience significant competition from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, real estate investment trusts, limited partnerships and other lenders and investors engaged in purchasing mortgages or making real property investments with investment objectives similar in whole or in part to ours. An increase in the general availability of investment funds may increase competition in the making of investments in mortgages and real property. Many of our current and potential competitors have longer operating histories and significantly greater financial and marketing resources. These competitors may be able to offer more favorable credit terms to mortgagors simply because of their resources. Such competition may require that we alter our credit terms, including reduced origination fees, lower interest rates or less restrictive covenants, which may result in a reduction in our expected return on investments and increased exposure to defaults, which could have a material adverse effect on our business, financial condition or results of operations.

      Holders of our debentures will have no say over our management and affairs

      All decisions with respect to our management will be made exclusively by our officers and directors. Holders of our debentures have no right or power to take part in management. Prospective investors will be entirely reliant on our officers and directors and will not be able to evaluate for themselves the merits of proposed mortgage or other real estate investments. Accordingly, no person should purchase debentures unless he or she is willing to entrust all aspects of our management to our officers and directors. ___ See "Management."

      Investments in mortgages and ownership of real property are susceptible to factors outside our control

      All mortgage loans are subject to some degree of risk, including the risk of default by a borrower on the mortgage loan. In addition, an owner of a mortgage may have to foreclose on the mortgage to protect its investment and may thereafter operate the mortgaged property, in which case it is exposed to the risks inherent in the ownership of real estate. A borrower's ability to make payments due under a mortgage loan, and the amount we, as mortgagee, may realize after a default, is dependent upon the risks associated with real estate investments generally, including:

         o  general or local economic conditions,
         o  neighborhood values,
         o  interest rates,
         o  real estate tax rates,
         o  operating expenses of the mortgaged properties,
         o  supply of and demand for rental units,
         o  supply of and demand for properties,
         o  ability to obtain and maintain adequate occupancy of the properties,
         o  zoning laws,
         o  governmental rules, regulations and fiscal policies, and
         o  acts of God

      We have little or no control over these risks. As we expand our mortgage portfolio, we may experience in the future some or all of these risks, which may have a material adverse effect on our business, financial condition and results of operations.

      Certain expenditures associated with real estate equity investments, principally real estate taxes and maintenance costs, are not necessarily decreased by events adversely affecting our income from such investments. Therefore, the cost of operating a real property may exceed the rental income earned from such property, and we may have to advance funds in order to protect our investment or we may be required to dispose of the real property at a loss. The above factors could adversely effect our ability to generate revenues, resulting in reduced levels of profitability.

      If we are required to foreclose on mortgages, our return on investment may be less than we expected

      In the event we are required to foreclose on a mortgage or otherwise pursue our remedies in order to protect our investment, there can be no assurance that we will recover funds in an amount equal to our projected return on our investment or in an amount sufficient to prevent a loss to us.

      Our business is affected by prevailing interest rates and the availability of funds

      The real estate industry in general and the kinds of investments which we make in particular may be affected by prevailing interest rates, the availability of funds and the generally prevailing economic environment. The direction of future interest rates and the willingness of financial institutions to make funds available for real estate financing in the future is difficult to predict. The real property underlying any mortgages that may be acquired with the proceeds of this offering and the properties underlying our present mortgage loans will also be affected by prevailing economic conditions and the same factors associated with the ownership of real property, which may effect the ability to collect rent and the borrower's ability to repay, respectively. We cannot predict what effect, if any, prevailing economic conditions will have on our ability to make mortgage loans or on the operations of the property subject to our investments.

      Prepayments of mortgage loans could reduce expected returns on investment

      Although many of our mortgage loans include penalties for prepayment, fluctuating interest rates may provide an incentive for borrowers to prepay their loans. If we are unable to reinvest the proceeds of such prepayments at the same or higher interest rates, our business, financial condition and results of operations may be adversely affected. See "General Risks of Financing on Real Estate."

      Any difficulty in accessing additional capital may prevent us from achieving our business objectives

      To the extent that our available working capital reserves are not sufficient to defray expenses and carrying costs which exceed our income, it will be necessary to attempt to borrow such amounts. Any required additional financing may be unavailable on terms favorable to us, or at all. If additional financing is not available when required or is not available on acceptable terms, we may be forced to liquidate certain investments on terms which may not be favorable to us. We may also be unable to take advantage of investment opportunities or respond to competitive pressures.

      Compliance with environmental laws can be costly

      Federal and state statutes impose liability on property owners and operators for the clean-up or removal of hazardous substances found on their property. Courts have extended this liability to lenders who have obtained title to properties through foreclosure or have become involved in managing properties prior to obtaining title. In addition, these statutes allow the government to place liens for environmental liability against the affected properties, which liens are senior in priority to other liens, including mortgages against the properties. We cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may require expenditures by us which may be material. We intend to monitor such laws and take commercially reasonable steps to protect ourselves from the impact of such laws; however, there can be no assurance that we will be fully protected from the impact of such laws.

                                 USE OF PROCEEDS

      The net proceeds of the Offering, after payment of underwriting fees and commissions, are estimated at $5,391,250 if the maximum amount ($5,750,000) of the Debentures are sold, and are estimated at $4,185,000 if the minimum amount ($4,500,000) of the Debentures are sold. Such proceeds will be held in trust for the benefit of the purchasers of Debentures, and only used for the purposes set forth herein. After payment of other expenses of the Offering estimated at $135,000, such net proceeds will become part of our working capital and will be used to purchase mortgages or interests in real estate in accordance with our mortgage and real estate investment policies. The following table sets forth the sources and amount of funds which will be available to us upon completion of the Offering and the approximate use of said funds.


                                                           Minimum                                    Maximum
                                                      Offering Amount                             Offering Amount
                                                        ($4,500,000)               Percent          $5,750,000)              Percent
                                                        ------------               -------          -----------              -------

SOURCES:

Sale of Debentures                                       $4,500,000                  100%           $5,750,000                 100%
  Total Sources Available                                $4,500,000                  100%           $5,750,000                 100%
                                                         ==========================================================================

PROCEEDS:

Underwriting fees and
   commissions                                              315,000                                    358,750
Offering expenses                                           135,000                                    135,000
Working Capital                                          $4,050,000                                 $5,256,250
                                                         --------------------------------------------------------------------------
         Proceeds                                        $4,500,000                  100%           $5,750,000                 100%
                                                         ==========================================================================



      Pending investment of the net proceeds as specified above, we plan to invest such proceeds in highly liquid sources, such as interest-bearing bank accounts, bank certificates of deposit or other short term money market instruments. It is presently anticipated that such short term investments would be for a period not in excess of six months, although such time could be extended if appropriate mortgages or other interests in real estate are not identified for reinvestment.

      We do not have any present agreements or commitments to acquire any mortgages or interests in real estate with the proceeds from this offering. It is presently anticipated that specified mortgage and/or real estate investments will be identified over the course of approximately 6 months after the completion of the Offering. Selected investments will meet the criteria and characteristics embodied in our present investment policies. See "History of Business - Real Estate Investment Policies and Mortgage Investment Policy". It is not anticipated that any single investment will be in an amount which exceeds ten percent (10%) of our total assets. In no event, will more than ten percent (10%) of the proceeds be used to acquire interests in unimproved and/or non-income-producing property.

      In the event that any real estate that may be acquired is subsequently resold or refinanced, any proceeds received therefrom will become part of our working capital and will be available for reinvestment. Any fees or commissions paid by us to affiliates, or received by us from our affiliates, in connection with any such resale or refinancing, will be on terms comparable with those that would be paid to unaffiliated parties. See "Transactions with Management."

                               MARKET INFORMATION

      We are a wholly-owned subsidiary of Intervest Bancshares Corporation, so that there is no established trading market for our common stock.

                                 CAPITALIZATION

      The following table sets forth the capitalization of Intervest Corporation as of September 30, 2001, and as adjusted to give effect to the sale of the Debentures offered hereby:

                                                                                                        As adjusted for the
                                                                                                       Sale of the Debentures
                                                                                                       ----------------------
                                                                                                 Minimum                   Maximum
                                                                 At September 30, 2001           Offering                  Offering
                                                                 ---------------------           --------                  --------
Long Term Debt:

  Debenture Interest Payable
    at Maturity                                                        $ 8,551,000              $ 8,551,000              $ 8,551,000
  Outstanding Debentures                                                63,000,000               63,000,000               63,000,000
  Debentures Offered                                                                              4,500,000                5,750,000
                                                                         ---------                ---------                ---------
                                                                        71,551,000               76,051,000               77,301,000


Stockholders' Equity:
  Common Stock, No Par Value,
    200 shares authorized,
    100 shares issued and
    outstanding                                                          2,100,000                2,100,000                2,100,000
  Additional Paid-in Capital                                             3,509,000                2,509,000                3,509,000
  Retained Earnings                                                      3,920,000                3,920,000                3,920,000
                                                                         ---------                ---------                ---------
  Total Stockholder's Equity                                             9,529,000                9,529,000                9,529,000
                                                                         ---------                ---------                ---------
      Total Capitalization                                             $81,080,000              $85,580,000              $86,830,000
                                                                       ===========              ===========              ===========


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

      Intervest Corporation of New York and its wholly owned subsidiaries, Intervest Distribution Corporation and Intervest Realty Servicing Corporation, sometimes collectively called Intervest Corporation, is engaged in the real estate business, including the origination and purchase of real estate mortgage loans, consisting of first mortgage, junior mortgage and wraparound mortgage loans.

      On March 10, 2000, Intervest Bancshares Corporation (hereafter referred to as the "Parent Company") acquired all the outstanding capital stock of Intervest Corporation in exchange for shares of the Parent Company's Class A common stock. As a result of the acquisition, Intervest Corporation became a wholly owned subsidiary of the Parent Company, which is a bank holding company. Former shareholders of Intervest Corporation are officers and directors of both Intervest Corporation and the Parent Company. The Parent Company also owns Intervest National Bank, a national bank located in New York, New York with four banking offices in Clearwater, Florida and one in South Pasadena, Florida.

      Intervest Corporation's results of operations are affected by general economic trends in real estate markets, as well as by trends in the general economy and the movement of interest rates. Since the properties underlying Intervest Corporation's mortgages are concentrated in the New York City area, the economic conditions in that area can also have an impact on Intervest Corporation's operations. The rental housing market in New York City remains stable and Intervest Corporation expects that such properties will maintain their value with little or no reduction in occupancy rates.

      We have historically invested primarily in short-term real estate mortgage loans secured by income producing real property that mature in approximately five years. The properties to be mortgaged are personally inspected by management and mortgage loans are made only on those properties where management is knowledgeable as to operating income and expense. Intervest Corporation generally relies upon management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income-producing properties underlying mortgages, in which case the costs associated with such services are generally paid by the mortgagor. Intervest Corporation does not finance new construction. While Intervest Corporation has not to date made acquisitions of real property, it may also, from time to time, acquire interests in real property, including fee interests.

      Our mortgage portfolio is composed predominantly of mortgages on multi-family residential properties. Of the 45 mortgages in our portfolio, 34, representing approximately 80% of the principal balance of our portfolio, are mortgages on multi-family residential properties. Most of these mortgages are subject to applicable rent control and rent stabilization statutes and regulations. In both cases, any increases in rent are subject to specific limitations. As such, properties of the nature of those constituting the most significant portion of our mortgage portfolio are not affected by the general movement of real estate values in the same manner as other income-producing properties.

      The prepayment of mortgage loans tends to increase during periods of declining interest rates and tends to decrease during periods of increasing interest rates. Certain of our mortgages include prepayment provisions, and others prohibit prepayment of indebtedness entirely. Of the 45 mortgages in our portfolio: 4 allow prepayment without penalty; 3 prohibit prepayment; 20 permit prepayment only after the passage of a specified period; and 18 permit prepayment after payment of penalties ranging from .5% up to 5% of the principal balance.

      In the event that the principal or interest of any loan is past due 90 days or more and the loan is not adequately collateralized and in the process of collection, or if, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the loan, it is our policy to discontinue the accrual of interest income and classify the loan as nonaccrual.

At September 30, 2001, we did not have any nonperforming assets or impaired loans.

      No allowance for loan loss reserves was maintained at any time during 2001, 2000 and 1999, during which period we did not have any loan losses. Management's periodic evaluation of the need for or adequacy of the allowance for loan loss reserves is based on Intervest Corporation's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of the underlying collateral and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on any impaired loans that may be susceptible to significant change. Although management believes it uses the best information available to make determinations with respect to the need for an allowance, future adjustments may be necessary if economic conditions, or other factors, differ from those assumed, in which case an allowance for loan loss reserves would be established through a provision charged to operations.

Comparison of Financial Condition at September 30, 2001 and December 31, 2000

      Total assets at September 30, 2001 increased to $82,347,000 from $74,860,000 at December 31, 2000, as reflected by an increase in mortgage loans receivable of $12,743,000, partially offset by a decrease in cash and cash equivalents of $5,784,000.

      Mortgage loans receivable, net of unearned income, amounted to $64,735,000 at September 30, 2001, compared to $51,992,000 at December 31, 2000. The increase was due to new originations exceeding maturities and early repayments of loans. At September 30, 2001 and December 31, 2000, the Company did not have any nonperforming loans.

      Deferred debenture offering costs, net of accumulated amortization, increased to $2,496,000 at September 30, 2001, from $2,397,000 at December 31, 2000. The increase was primarily due to an additional $588,000 of deferred offering costs related to the Series 8/1/01 debentures issued in August of 2001. The increase was largely offset by normal amortization during the year.

      Total liabilities at September 30, 2001 increased to $72,818,000, from $65,591,000 at December 31, 2000. The increase primarily reflected the issuance of $7,250,000 of debentures, as well as an increase in accrued interest on debentures. This increase was partially offset by the maturity of $1,400,000 of debentures.

      Subordinated debentures outstanding at September 30, 2001 increased to $63,000,000, from $57,150,000 at December 31, 2000, as a result of the issuance of $7,250,000 of debentures, partially offset by the maturity of $1,400,000 of debentures. Debenture interest payable increased to $8,551,000 at September 30, 2001, from $7,197,000 at December 31, 2000 as a result of the accrual of interest on outstanding debentures, partially offset by the payment of interest on the $1,400,000 of debentures that matured on January 1, 2001.

      Stockholder's equity increased to $9,529,000 at September 30, 2001, from $9, 269,000 at December 31, 2000. The increase was due to net income of $260,000 for the nine months ended September 30, 2001.

Comparison of Financial Condition at December 31, 2000 and December 31, 1999

      Total assets at December 31, 2000 declined to $74,860,000, from $98,740,000 at December 31, 1999. The majority of the decrease was due to the retirement of $24,000,000 in debentures. The retirement of the debentures was funded by cash and cash equivalents.

      Mortgage loans receivable, net of unearned income, amounted to $51,992,000 at December 31, 2000, compared to $63,290,000 at December 31, 1999. At December 31, 2000 and 1999, we did not have any loans on a nonaccrual status.

      Deferred debenture offering costs, net of accumulated amortization, declined to $2,397,000 at December 31, 2000, from $3,242,000 at December 31, 1999. The decline was due to normal amortization as well as the accelerated amortization of $382,000 of costs in connection with the early retirement of $17,000,000 of debentures in 2000.

      Total liabilities at December 31, 2000 declined to $65,591,000, from $86,600,000 at December 31, 1999. The decline reflected the retirement of debentures. Subordinated debentures outstanding at December 31, 2000 declined to $57,150,000, from $77,400,000 at December 31, 1999.

      Stockholder's equity declined to $9,269,000 at December 31, 2000, from $12,140,000 at December 31, 1999. The decrease was due to the payment of a $3,000,000 cash dividend to the Parent Company, partially offset by net income for 2000 of $129,000.

Comparison of Results of Operation for the Nine Months Ended September 30, 2001 and 2000

      The Company recorded net income of $260,000 for the nine months ended September 30, 2001, compared to $22,000 for the same period of 2000. The increase in earnings was primarily due to a $858,000 decrease in interest expense on debentures, which was primarily due to a decrease in interest rates. This increase was also due to an extraordinary charge, net of taxes, of $206,000, in connection with the early retirement of debentures in 2000 and an increase on gains due to early repayment of mortgages of $153,000. These items were partially offset by a $939,000 decrease in interest income on mortgages and short-term investments, which was due to a decrease in interest rates.

      Interest income was $5,602,000 for the nine months ended September 30, 2001, compared to $6,541,000 for the same period a year ago, or a decrease of $939,000. Interest expense on debentures was $4,455,000 for the nine months ended September 30, 2001, compared to $5,313,000 for the same period of 2000, or an $858,000 decrease. Amortization of deferred debenture offering cost was $479,000 for the nine months ended September 30, 2001, compared to $552,000 for the same period of 2000, or a decrease of $73,000. General and administrative expenses aggregated $885,000 for the nine months ended September 30, 2001, compared to $750,000 for the same period of 2000, or an increase of $135,000. The increase is due to an increase in salaries and employee benefits.

      The provision for income taxes amounted to $224,000 and $192,000 for the nine months ended September 30, 2001 and 2000, respectively. The provision represented 46% of pre-tax income for each period.

      The extraordinary item represents $382,000 of unamortized deferred debenture offering costs that was charged to expense in the third quarter of 2000 in connection with the early retirement of debentures. This expense was reported as an extraordinary charge, net of a tax benefit of $176,000, in the condensed consolidated statements of operations for the nine months ended September 30, 2000.

Comparison  of Results of  Operations  for the Year Ended  December 31, 2000 and
1999

      We had net income of $129,000 in 2000, compared to net income of $572,000 in 1999. The decline in earnings was primarily due to an extraordinary charge, net of taxes, of $206,000, in connection with the early retirement of debentures, as well as a lower level of interest income from mortgage loans. These items were partially offset by a decline in interest expense on debentures.

      Total interest income was $8,519,000 in 2000, compared to $10,552,000 in 1999. The decrease of $2,033,000 was due to declines in the average balance of mortgage loans (due to principal repayments exceeding new originations) and short-term investments outstanding. These declines were partially offset by interest rate increases on floating-rate mortgage loans and higher yields earned on short-term investments.

      Total noninterest income was $755,000 in 2000, compared to $667,000 in 1999. The increase of $88,000 was due to an increase in service fee income received from Intervest National Bank.

      Interest expense on debentures was $6,922,000 in 2000, compared $8,150,000 in 1999. The decrease of $1,228,000 was due to a decline in the average balance of debentures outstanding (resulting from retirements exceeding new issues), offset in part by interest rate increases on various floating-rate debentures tied to the Chase Manhattan Bank prime rate. This rate increased six times from June 30, 1999 to June 30, 2000 for a total of 175 basis points.

      Amortization of deferred debenture offering costs was $714,000 in 2000, compared to $899,000 in 1999. The decrease reflected the retirement of various debentures.

      General  and  administrative   expenses  aggregated  $1,015,000  in  2000,
relatively unchanged from $1,118,000 in 1999.

      The provision for income taxes amounted to $288,000 and $480,000 for 2000 and 1999, respectively. The provision represented 46% of pretax income for each period.

      The extraordinary charge of $206,000 represents $382,000 of unamortized deferred debenture offering costs that was charged to expense in the second quarter of 2000 in connection with the earlier retirement of debentures, less a related tax benefit of $176,000.

Comparison  of Results of  Operations  for the Year Ended  December 31, 1999 and
1998

      We recorded net income of $572,000 in 1999, compared to $947,000 in 1998. The decline in earnings was primarily due to a lower level of interest income from mortgage loans and an increase in general and administrative expenses. These items were partially offset by a decline in interest expense on debentures and a lower provision for income taxes.

      Total interest income was $10,552,000 in 1999, compared to $11,743,000 in 1998. The decrease of $1,191,000 was due to a decline in the average balance of mortgage loans outstanding (due to principal repayments exceeding new originations), partially offset by an increase in the average balance of short-term investments. These factors were partially offset by interest rate increases on floating-rate mortgage loans and higher yields earned on short-term investments.

      Total noninterest income was $667,000 in 1999, compared to $350,000 in 1998. The increase of $317,000 was due to $223,000 in fee income received from Intervest National Bank and a $78,000 increase in income from the early repayment of mortgages. In June 1999, we entered into a service agreement with Intervest National Bank (a wholly owned subsidiary of the Parent Company) with respect to providing mortgage loan origination and servicing services to Intervest National Bank.

      Interest expense on debentures was $8,150,000 in 1999, compared $8,510,000 in 1998. The decrease of $360,000 was due to a decline in the average balance of debentures outstanding (resulting from retirements exceeding new issues) and lower rates paid on new debentures issued since November 1998. These items were partially offset by interest rate increases on floating-rate debentures that are tied to the Chase Manhattan Bank prime rate. This rate increased three times in 1999 for a total of 75 basis points.

      Amortization of deferred debenture offering costs was $899,000 in 1999, compared to $891,000 in 1998.

      General and administrative expenses aggregated $1,118,000 in 1999, compared to $944,000 in 1998. The increase of $174,000 resulted mainly from an increase in payroll expense, offset in part by the elimination of management fees previously paid to an affiliate.

      The provision for income taxes amounted to $480,000 and $801,000 for 1999 and 1998, respectively. The provision represented 46% of pretax income for each period.

Liquidity and Capital Resources

      We manage our liquidity position on a daily basis to assure that funds are available to meet operations, lending commitments and the repayment of debentures. Our principal sources of funds have consisted of borrowings (through the issuance of subordinated debentures), mortgage repayments and cash flow generated from ongoing operations. For information about the cash flows from operating, investing and financing activities, see the consolidated statements of cash flows in this report.

      On a short-term basis, we must maintain adequate levels of cash to meet our obligations, which are primarily interest and scheduled principal payments on its debentures, funding of mortgages and its operating expenses. We monitor our cash position on a daily basis to assure the availability of adequate funds for these purposes. On a long-term basis, we must evaluate the scheduled maturities of its obligations, consisting primarily of debentures, as well as the scheduled maturities of its assets, primarily mortgage loans. While prepayments of mortgage loans can be a factor in evaluating long-term liquidity, many of the mortgages in our portfolio place limits on prepayment.

      In the first half of 2000, we repaid $24,000,000 in principal amount of debentures, plus accrued interest of $3,970,000 to debenture holders. We maintained adequate funds to retire these debentures. In November of 2000, we completed the sale of debentures in the aggregate principal amount of $3,750,000, which resulted in net proceeds of $3,500,000 after underwriter's commissions and other issuance costs. In the first quarter of 2001, we repaid $1,400,000 in principal amount of debentures plus accrued interest of $248,000. In August of 2001, the Company issued its Series 8/1/01 Debentures, in an aggregate principal amount of $7,250,000.

      During the first quarter of 2000, we paid a cash dividend of $3,000,000 to the Parent Company, which was the first dividend we ever paid. Our payment of dividends is subject to restrictions. Pursuant to the terms of the indentures under which we have issued subordinated debentures, we cannot declare or pay any dividend unless at the time we are in compliance with those indentures.

     At September 30, 2001, our total commitment to lend aggregated approximately $8,045,000. We consider our current liquidity and sources of funds sufficient to satisfy its outstanding lending commitments and its maturing liabilities.

Impact of Inflation and Changing Prices

      The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

      The primary impact of inflation on our operations is reflected in increased operating costs. Virtually all of our assets and liabilities are monetary in nature. As a result, changes in interest rates have a more significant impact on our performance than do the effects of changes in the general rate of inflation and changes in prices. Additionally, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

      In a rising rate environment, it is possible that we would have to devote a higher percentage of the interest payments we receive from our fixed-rate mortgages to meet the interest payments due on variable-rate Debentures. However, it should be noted that the interest rate on variable-rate Debentures is limited to a maximum of 12%. At September 30, 2001, we had outstanding debentures in an aggregate principal amount of approximately $33.5 million with interest at the prime rate plus 2%, as well as outstanding debentures in an aggregate principal amount of approximately $8.0 million with interest at the prime rate plus 1%. The maximum interest rate is 12% on these debentures, so that our incremental interest would have been approximately $1,740,000 per annum had interest rates risen to levels where the maximum interest rate would apply. In addition, there would be additional expense associated with the continuing accrual of interest. It should be noted that approximately 79% of the principal balance of the mortgages in our portfolio are floating rate mortgages keyed to the prime rate, so that the impact of rising interest payment obligations would be partially offset by additional interest income.

Quantitative and Qualitative Disclosures about Market Risk

Our primary market risk is the risk of loss from adverse changes in interest rates. These risks arise from interest rate risk inherent in our mortgage lending and borrowing activities. We have no risk related to trading accounts, commodities or foreign exchange, since we do not engage in those activities. The measurement of risk associated with financial instruments is meaningful only when all related and offsetting transactions are aggregated, and the resulting net positions identified. Management actively monitors interest rate exposure so as to limit the adverse impact of changes in interest rates.

If the repricing of our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates would be minimal. So as to mitigate interest rate sensitivity, we presently emphasize mortgages with relatively short terms and with interest rates that move with the prime rate and are subject to minimum interest rates. Because most of the mortgages in our portfolio are at interest rates keyed to the prime rate and most of the debentures are at floating rates keyed to the prime rate, a significant portion of our assets and liabilities move concurrently with the movement in the prime rate. While declines in interest rates generally give rise to an increase in prepayments of loans, most of the loans in our portfolio place restrictions on the ability of a borrower to prepay.

A gap analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates for the following reasons. Income associated with interest earning assets and costs associated with interest bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and/or duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes of general market interest rates, while interest rates on other types may lag behind changes in market rates. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

We have a "floor," or minimum rate, on many of our floating rate loans. The floor for each specific loan is determined in relation to the prevailing market rates on the date of origination and most adjust upwards in the event of increases in the loan's interest rates.

Notwithstanding all of the above, there can be no assurances that a sudden and substantial increase in interest rates may not adversely impact our earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

The following table summarizes information relating to our interest-earning assets and interest-bearing liabilities at September 30,2001, that are scheduled to mature or reprice within the periods shown. Floating rate loans which are subject to adjustment at any time are included in the 0-3 month period, rather than in the period in which the loans mature. Fixed rate loans are scheduled, including repayments, according to their contractual maturities.


                                                   0-3             4-12         Over 1-4      Over 4
$ in thousands)                                  Months           Months          Years        Years      Total
-----------------------------------------------------------------------------------------------------------------
Floating Rate Loans                              $51,316            ---           $344          ---      $51,660
Fixed Rate Loans                                   ---             $897          9,284         3,881      14,062
-----------------------------------------------------------------------------------------------------------------
Loans                                             51,316            897          9,628         3,881      65,772
Short-term investments                            12,748            ---            ---          ---       12,748
-----------------------------------------------------------------------------------------------------------------
Total rate-sensitive assets                       64,064            897          9,628         3,881      78,470
-----------------------------------------------------------------------------------------------------------------
Debentures payable                                41,500          2,500          9,000        10,000      63,000
-----------------------------------------------------------------------------------------------------------------
Accrued interest on debentures                     5,801            466          1,623           668       8,558
-----------------------------------------------------------------------------------------------------------------
Total rate-sensitive liabilities                  47,301          2,966         10,623        10,668      71,558
-----------------------------------------------------------------------------------------------------------------
GAP (repricing differences)                       16,673         (2,069)          (995)       (6,787)      6,912
-----------------------------------------------------------------------------------------------------------------
Cumulative GAP                                    16,673         14,694         13,699         6,912       6,912
-----------------------------------------------------------------------------------------------------------------
Cumulative GAP to total assets                    20.4%          17.8%          16.6%          8.4%         8.4%


                  SELECTED FINANCIAL INFORMATION OF THE COMPANY

      The table below presents selected consolidated financial data. This data should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements and the Notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus. The selected consolidated financial data for the years ended December 31, 1996 through December 31, 2000 are derived from our audited consolidated financial statements. The consolidated financial data for the quarters ended September 30, 2001 and 2000, are derived from our unaudited interim financial statements. The unaudited financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.


                                              At and for the
                                              Nine Months
                                              Ended September 30,                    At or For The Year Ended December 31,
                                              -------------------                    -------------------------------------
($ in  thousands)                             2001          2000            2000        1999        1998         1997        1996
                                              -------------------           --------------------------------------------------------
                                                  (unaudited)
Financial Condition Data:
Total Assets                                 $ 82,347    $ 69,639        $ 74,860    $ 98,740     $ 99,605     $ 95,262    $ 91,890
Cash and short-term investments                13,692      10,952          19,476      30,754       27,452       15,622      16,937
Loans receivable, net                          64,735      55,464          51,992      63,290       67,251       74,007      69,366
Subordinated debentures and related
   interest payable(1)                         71,551      58,987          64,347      84,600       85,791       82,966      79,006
Stockholder's equity                            9,529       9,162           9,269      12,140       11,568       10,522      10,075

Operations Data:
Interest income                              $  5,602    $  6,541        $  8,519    $ 10,552     $ 11,743     $ 10,485    $  9,843
Gain on early repayment of
mortgages receivable                              339         186             340         369          291          215         282
Other income                                      362         308             415         298           59           31          26
                                                  ---         ---             ---         ---           --           --          --
Total revenues                                  6,303       7,035           9,274      11,219       12,093       10,731      10,151
                                                                            -----      ------       ------       ------      ------
Interest expense                                4,455       5,313           6,922       8,150        8,510        8,181       7,053
Amortization of deferred
debenture offering costs                          479         552             714         899          891          958         869
General and administrative expenses               885         750           1,015       1,118          944          733         948
                                                  ---         ---           -----       -----          ---          ---         ---
Total expenses                                  5,819       6,615           8,651      10,167       10,345        9,912       8,870
                                                -----       -----           -----      ------       ------        -----       -----
Earnings before income taxes and
   extraordinary item                             484         420             623       1,052        1,748          819       1,281
Provision for income taxes                        224         192             288         480          801          373         584
                                                  ---         ---             ---         ---          ---          ---         ---
Income before extraordinary item                  260         228             335         572          947          446         697
Extraordinary item, net of taxes (2)             --          (206)           (206)         --           --           --          --
                                                 ----        ----            ----        ----         ----         ----        ----
Net income                                   $    260    $     22        $    129    $    572     $    947          466    $    697
Ratios and Other Data
Ratio of earnings to fixed charges                1.1         1.1             1.1         1.1          1.2          1.1         1.2
Dividends paid                               $      0    $  3,000        $  3,000    $     --       $   --       $   --      $   --


--------------------

(1)   Includes current portions of obligations.
(2) Represents a charge, net of taxes, in connection with the early retirement of debentures.
(3) The ratio of earnings to fixed charges has been computed by dividing earnings (before the provision for income taxes and fixed charges) by fixed charges. Fixed charges consist of interest expense incurred during the period and amortization of deferred debenture offering costs.

                              HISTORY AND BUSINESS

Intervest Corporation of New York

      Intervest Corporation of New York (sometimes called Intervest Corporation) was incorporated under the laws of the State of New York in April, 1987. In March of 2000, Intervest Bancshares Corporation acquired all of the outstanding shares of Intervest Corporation. Former shareholders of Intervest Corporation are officers and directors of both Intervest Bancshares Corporation and Intervest Corporation. The principal offices of Intervest Corporation are located at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020-1903, and its telephone number is 212-218-2800. Intervest Corporation presently owns mortgages on real estate, and intends to acquire and originate additional mortgages on real estate. The proceeds of this offering will be used to acquire or originate additional mortgages on real estate or to acquire and retain interests in real property. Intervest Corporation may in the future engage in any aspect of the real estate and mortgage finance business.

      Intervest Corporation also has two wholly-owned subsidiaries. See "History and Business- Subsidiaries."

Property to be Acquired from Net Proceeds of Offering

      Intervest Corporation plans to apply the net cash proceeds of the offering to the acquisition of additional mortgages and/or interests in real estate. See "Use of Proceeds."

Present Business

      Intervest Corporation is engaged in the real estate business and has historically invested primarily in real estate mortgage loans secured by income producing real property. A substantial portion of the loans made by Intervest Corporation are loans with terms of up to approximately five years. Such transactions typically require an understanding of the underlying real estate transaction and rapid processing and funding as a principal basis for competing in the making of these loans. Intervest Corporation does not finance new construction.

      Intervest Corporation owns a portfolio of mortgages on improved real property. The aggregate outstanding principal balance at September 30, 2001 due on such mortgages was approximately $64.7 million, after adjusting for unearned income of $986,000. For financial statement reporting purposes, all mortgages contributed or sold to Intervest Corporation by affiliates have been recorded at the historical cost of the affiliate. The historical cost of the mortgage loan which originated in connection with the sale of real estate includes a discount to reflect an appropriate market interest rate at the date of origination. Certain of Intervest Corporation's real estate mortgage loans bear interest at a fixed rate. The balance of such loans bear interest at fluctuating rates. As of September 30, 2001, approximately 21% of Intervest Corporation's mortgage portfolio was comprised of fixed rate mortgages.

      At September 30, 2001, approximately 78% of the outstanding principal amount of Intervest Corporation's loans (net of discounts) were secured by properties located in the greater New York metropolitan area. The balance of Intervest Corporation's loans are secured by properties located in Connecticut, Florida, Georgia, New Jersey, Upstate New York, Pennsylvania and Virginia.

      At September 30, 2001, Intervest Corporation's portfolio consisting of 45 real estate mortgage loans. Of the principal amount of real estate loans outstanding at that date, 75% represented first mortgage loans and 25% represented junior mortgage loans. Of the junior mortgage loans, which aggregated approximately $16.7 million in outstanding principal amount at September 30, 2001, the prior liens on the property underlying those mortgages had an outstanding principal balance of approximately $52.6 million.

      Table 1 below presents, as of September 30, 2001, certain information regarding each of Intervest Corporation's mortgages. All of the mortgages on the table that have matured have been paid in full.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          TABLE OF MORTGAGES RECEIVABLE
                               SEPTEMBER 30, 2001
                                ($ In thousands)

                                                 Outstanding                Loan        Maturity             Stated
             Address of Property                  Principal      State      Type          Date           Interest Rate
             -------------------                  ---------      -----      ----          ----           -------------
903-05-11 Asylum Avenue, Hartford                    168           CT         M       Running open          13.50%
2860 Chandler Rd/6623 Tara Blvd,Decatur              411           GA         C         04/01/13             8.50%
Rt 234 and Coverstone Drive, Manassas                107           VA         C         12/01/05             6.50%
3 East Third Street, New York                        898           NY         M         05/01/03            10.50%
508 South Habana  Avenue, Tampa                      498           FL         C         06/01/04            10.50%
508 South Habana  Avenue, Tampa                      344           FL         C         06/01/10             7.00%
10601 Decatur Rd.,  Philadelphia                   1,839           PA         M         04/01/03            10.50%
104 Main Street, New City                            170           NY         C         12/08/10             6.20%
850 Ridge Road East, Irondequoit                     223           NY         C         12/01/12             7.20%
1973 & 1985 Highway 34, Wall Township                400           NJ         C         10/01/04             9.00%
Grand Concourse/Mosholu Parkwy, Bronx              1,919           NY         M         11/01/12            11.00%
2979 Marion Avenue, Bronx                            857           NY         M         08/01/02            12.75%
41 Joralemon & Peirrepont Sts, Brooklyn              846           NY         M         12/01/01            11.00%
30-32 West 9th Street, New York                    1,724           NY         M         02/01/02            11.50%
113 Jane Street, New York                          3,053           NY         C         02/01/04             9.00%
32 Fourth Avenue, Brooklyn                           300           NY         C         08/01/02            10.75%
2816 Heath Avenue, Bronx                             991           NY         M         01/01/11            12.75%
682 9th Ave/361 West 47th St, New York               615           NY         M         05/29/03            11.00%
115-117 West 197th Street, Bronx                   1,884           NY         M         06/01/13            13.00%
2980 Valentine Avenue, Bronx                       1,674           NY         M         11/01/11            12.75%
3150 Rochambeau Avenue, Bronx                      3,395           NY         M         11/01/13            13.50%
336-348 East 18th Street, New York                 1,903           NY         M         12/02/02             8.00%
6 Manhattan properties                               995           NY         M         03/01/03            10.50%
140 7th Ave & 404 E 66th St, New York              2,258           NY         M         04/01/04            10.50%
22 West 22nd Street, New York                      6,857           NY         M         10/01/02             8.63%
52 Barrow Street, New York                           897           NY         M         03/30/02             8.00%
24 Commerce Street, Newark                         4,497           NJ         C         02/01/03             9.50%
24 Commerce Street, Newark                         3,298           NJ         C         02/01/03             9.50%
164-166 West 75th Street, New York                 2,793           NY         M         10/01/05            11.50%
336-348 East 18th Street, New York                   100           NY         M         12/02/02            10.50%
22 West 22nd Street, New York                        374           NY         M         10/01/02             8.63%
1314 Seneca Avenue,  Bronx                         1,946           NY         M         10/01/02            11.50%
450 9th Ave, 369 W 35th St, New York                 195           NY         M         06/01/09             8.00%
450 9th Ave, 369 W 35th St, New York                 993           NY         M         06/01/04             9.00%
939,941 2 Ave & 250 E 50th St, New York            2,494           NY         M         06/01/03             9.00%
Lowery Place, Newington                            1,497           CT         M         10/01/02             9.00%
Lowery Place, Newington                            1,247           CT         M         10/01/02             8.00%
221, 229 & 231 Parkville Ave., Brooklyn              629           NY         M         08/01/02             9.50%
231 First Avenue, New York                           900           NY         M         08/01/02            10.50%
910 southern Boulevard, Bronx                        700           NY         M         10/01/02            10.50%
1410 72nd Street, Philadelphia                       110           PA         M         09/01/04            10.75%
565-571 W 175th St,  New York                        235           NY         M         09/01/04            10.00%
25 Jay St, Brooklyn                                2,690           NY         M         10/01/02             9.00%
55,59,61 & 63 Delancy Street, New York             1,595           NY         M         04/01/04            10.50%
459 Washington Street, New York                    5,203           NY         M         03/01/02            11.50%
                                                   -----
                    TOTAL
                                                  65,722
                                                  ======

--------------------------------------------------------------------------------
C= Commercial
M= Multi-family

Future Business Operations

      Intervest Corporation plans to continue to engage in the real estate business, including the acquisition and origination of mortgages. Such mortgages may be purchased from affiliates of Intervest Corporation or from unaffiliated parties. It is anticipated that such mortgages will be acquired or originated using the proceeds of additional debenture offerings and/or internally generated funds.

      Intervest Corporation does not presently own any equity interests in real property nor has it acquired any equity interest in real property since the date it commenced business. However, the proceeds from this offering may be applied to such an acquisition and Intervest Corporation may purchase additional equity interests in real property in the future or it may acquire such an equity interest pursuant to a foreclosure upon a mortgage held by it.

      Intervest Corporation's mortgage loans may include: (i) first mortgage loans; (ii) junior mortgage loans; and (iii) wraparound mortgage loans.

      Intervest Corporation's mortgage loans will generally be secured by income-producing properties. In determining whether to make mortgage loans, Intervest Corporation will analyze relevant real property and financial factors which may in certain cases include such factors as the condition and use of the subject property, its income-producing capacity and the quality, experience and creditworthiness of the owner of the property. Intervest Corporation's mortgage loans will generally not be personal obligations of the borrower and will not be insured or guaranteed by governmental agencies or otherwise.

      Intervest Corporation makes both long-term and short-term mortgage loans. Intervest Corporation anticipates that generally its mortgage loans will provide for balloon payments due at the time of their maturity.

      With respect to the acquisition of equity interests in real estate, Intervest Corporation may acquire and retain title to properties either directly or through a subsidiary or other affiliates.

      While no such transactions are presently pending, Intervest Corporation would, in appropriate circumstances, consider the expansion of its business through investments in or acquisitions of other companies engaged in real estate or mortgage business activities. The proceeds from this offering, however, will not be applied to any such acquisitions.

Real Estate Investment Policies

      While Intervest Corporation has not to date made acquisitions of real property or managed income- producing property, its management has had substantial experience in the acquisition and management of properties and, in particular, multifamily residential properties.

      Real property that may be acquired will be selected by management of Intervest Corporation. The Board of Directors of Intervest Corporation has not adopted any formal policies regarding the percentage of Intervest Corporation's assets that may be invested in any single property, or in any type of property, or regarding the geographic location of properties that may be acquired. No vote of any securities holders of Intervest Corporation is necessary for any investment in real estate.

      Intervest Corporation anticipates that any equity interests it may acquire will be in income-producing properties, primarily multi-family residential properties located in the New York metropolitan area. The acquisition of real estate may be financed in reliance upon working capital, mortgage financing or a combination of both. It is anticipated that properties selected for acquisition would have potential for appreciation in value. While such properties would typically generate cash flow from rentals, it is anticipated that income from properties will generally be reinvested in capital improvements to the properties.

      While Intervest Corporation would maintain close supervision over any properties that it may own, independent managing agents may be engaged when deemed appropriate by management. All such properties would, as a matter of policy, be covered by property insurance in amounts deemed adequate in the opinion of management.

Mortgage Investment Policy

      Intervest Corporation's current investment policy related to mortgages emphasizes investments in short-term real estate mortgages secured by income producing real property, located primarily in the greater New York metropolitan area.

      The properties to be mortgaged are personally inspected by management and mortgage loans are made only on those properties where management is knowledgeable as to operating income and expense. Intervest Corporation generally relies upon its management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income-producing properties underlying mortgages, in which case the cost associated with such services are generally paid by the mortgagor.

      Future investments in mortgages will be selected by management of Intervest Corporation. The Board of Directors of Intervest Corporation has not adopted any formal policy regarding the percentage of Intervest Corporation's assets which may be invested in any single mortgage, or in any type of mortgage investment, or regarding the geographic location of properties on which the mortgages owned by Intervest Corporation are liens. However, it is the present intention of the management of Intervest Corporation to maintain the diversification of the portfolio of mortgages owned by Intervest Corporation. No vote of any security holders of Intervest Corporation is necessary for any investment in a mortgage.

      Intervest Corporation anticipates that it will acquire or originate senior and junior mortgages, primarily on multifamily residential properties. Intervest Corporation anticipates that the amount of each mortgage it may acquire in the future will not exceed 85% of the fair market value of the property securing such mortgage. Such mortgages generally will not be insured by the Federal Housing Administration or guaranteed by the Veterans Administration or otherwise guaranteed or insured in any way. Intervest Corporation requires that all mortgaged properties be covered by property insurance in amounts deemed adequate in the opinion of management. Intervest Corporation also acquires or originates mortgages which are liens on other types of properties, including land and commercial and office properties, and may resell mortgages.

Temporary Investments by Affiliates on Behalf of Intervest Corporation

      An affiliate of Intervest Corporation may make a mortgage loan or purchase a mortgage in its own name and temporarily hold such investment for the purpose of facilitating the making of an investment by Intervest Corporation, provided that any such investment is acquired by Intervest Corporation at a cost no greater than the cost of such investment to the affiliate plus carrying costs and provided there is no other benefit to the affiliate arising out of such transaction from compensation otherwise than as permitted by this Prospectus.

Certain Characteristics of Intervest Corporation's Mortgage Investments

      Mortgages typically provide for periodic payments of interest and, in some cases, principal during the term of the mortgage, with the remaining principal balance and any accrued interest due at the maturity date. The majority of the mortgages owned by Intervest Corporation provide for balloon payments at maturity, which means that a substantial part or all of the original principal of the mortgage is due in one lump sum payment at maturity. The property on which the mortgage is a lien provides the security for the mortgage. If the net revenue from the property is not sufficient to make all debt service payments due on mortgages on the property, or if at maturity or the due date of any balloon payment the owner of the property fails to raise the funds to make the payment (by refinancing, sale or otherwise), Intervest Corporation could sustain a loss on its investment in the mortgage. To the extent that the aggregate net revenues from Intervest Corporation's mortgage investments are insufficient to provide funds equal to the payments due under Intervest Corporation's debt obligations, including the Debentures, then Intervest Corporation would be required to utilize its working capital for such purposes or otherwise obtain the necessary funds from outside sources. No assurance can be given that such funds would be available to Intervest Corporation.

      With respect to any wraparound mortgages which may be originated by Intervest Corporation in the future, such wraparound mortgages are generally negotiated and structured on an individual, case by case basis, and may be structured to include any or all of the following provisions:

          (i) Intervest Corporation may lend money to a real property owner who would be obligated to repay the senior underlying mortgage debt as well as the new wraparound indebtedness owed to Intervest Corporation.

          (ii) Intervest Corporation may legally assume the obligation to make the payments due on the senior underlying mortgage debt.

          (iii) The real property owner-debtor may agree to make payments to Intervest Corporation in satisfaction of both the senior underlying mortgage debt and the new wraparound indebtedness owed to Intervest Corporation.

          (iv) Intervest Corporation may receive a mortgage on the real property to secure repayment of the total amount of indebtedness (wraparound indebtedness and the senior underlying mortgage indebtedness).

      The mortgages owned by Intervest Corporation that are junior mortgages are subordinate in right of payment to senior mortgages on the various properties. Intervest Corporation generally relies upon its management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income-producing properties underlying mortgages. In all cases, in the opinion of management, the current value of the underlying property collateralizing the mortgage loan is in excess of the stated amount of the mortgage loan. Therefore, in the opinion of management of Intervest Corporation, each property on which a mortgage owned by Intervest Corporation is a lien constitutes adequate collateral for the related mortgage loan. Accordingly, in the event the owner of a property fails to make required debt service payments, management believes that, based upon current value, upon a foreclosure of the mortgage and sale of the property, Intervest Corporation would recover its entire investment.
However, there can be no assurance that the current value of the underlying property will be maintained.

Loan Loss Experience

      For financial reporting purposes, Intervest Corporation considers a loan as delinquent or non- performing when it is contractually past due 90 days or more as to principal or interest payments. Intervest Corporation evaluates its portfolio of mortgage loans on an individual basis, comparing the amount at which the investment is carried to its estimated net realizable value. Since Intervest Corporation has experienced only a single default in its history (in which no loss was sustained), no allowance for loan losses is presently maintained. At September 30, 2001, December 31, 2000 and 1999, Intervest Corporation did not have any nonperforming assets or impaired loans.

Tax Accounting Treatment of Payments Received on Mortgages

      Intervest Corporation derives substantially all of its cash flow from debt service payments which it receives on mortgages owned by it. The tax accounting treatment of such debt service payments, as income or return of capital, depends on the particular mortgage. In the case of mortgages which pay interest only, the entire debt service payment prior to maturity received by Intervest Corporation is treated as income and the repayment of principal is generally considered a return of capital. In the case of mortgages which include amortization of principal in the debt service payment received by Intervest Corporation, the amount representing amortization of principal is generally treated as a return of capital for tax accounting purposes.

Financial Accounting Treatment of Payments Received on Mortgages

      For financial reporting purposes, Intervest Corporation's basis in mortgages originated in connection with real estate sale transactions is less than the face amount outstanding. This difference is attributable to discounts recorded by Intervest Corporation to reflect a market rate of interest at the date the loans were originated. These discounts will be amortized over the lives of the mortgages.

Effect of Government Regulation

      Investment in mortgages on real properties presently may be impacted by government regulation in several ways. Residential properties may be subject to rent control and rent stabilization laws. As a consequence, the owner of the property may be restricted in its ability to raise the rents on apartments. If real estate taxes, fuel costs and maintenance of and repairs to the property were to increase substantially, and such increases are not offset by increases in rental income, the ability of the owner of the property to make the payments due on the mortgage as and when they are due might be adversely affected.

      Laws and regulations relating to asbestos have been adopted in many jurisdictions, including New York City, which require that whenever any work is undertaken in a property in an area in which asbestos is present, the asbestos must be removed or encapsulated in accordance with such applicable local and federal laws and regulations. The cost of asbestos removal or encapsulation may be substantial, and if there were not sufficient cash flow from the property, after debt service on mortgages, to fund the required work, and the owner of the property fails to fund such work from other sources, the value of the property could be adversely affected, with consequent impairment of the security for the mortgage.

      Laws regulating the storage, disposal and clean up of hazardous or toxic substances at real property have been adopted at the federal, state and local levels. Such laws may impose a lien on the real property superior to any mortgages on the property. In the event such a lien were imposed on any property which serves as security for a mortgage owned by Intervest Corporation, the security for such mortgage could be impaired.

Policies With Respect to Certain Activities

      We have not, during the past three years, nor do we presently propose to engage in any of the following activities: the issuance of senior securities; investment in the securities of other entities for the purpose of exercising control; underwriting the securities of other issuers; engaging in the purchase and sale of investments; offering securities in exchange for property; or repurchasing or otherwise reacquiring our shares.

      We have in the past and intend to continue in the future to rely upon borrowings, through the issuance of our subordinated debentures, as a principal source of funds for our continuing operations. In addition, we have in the past and will continue in the future to provide our security holders with annual financial statements, including a balance sheet and statement of profit and loss, accompanied by a report of our independent accountants.

Indemnification

      Pursuant to the bylaws of Intervest Corporation, Intervest Corporation is obligated to indemnify officers and directors of Intervest Corporation against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by such officers or directors as a result of any action or proceeding, or any appeal therein, to the extent such indemnification is permitted under the laws of the State of New York (in which Intervest Corporation is incorporated). Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Intervest Corporation pursuant to the foregoing provisions, Intervest Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Employees

      At September 30, 2001, Intervest Corporation employed twelve full-time employees. None of the employees is covered by a collective bargaining agreement and Intervest Corporation believes its employee relations are good.

Litigation

      Intervest Corporation is not engaged in any litigation, nor does it presently know of any threatened or pending litigation in which it is contemplated that Intervest Corporation will be made a party.

Subsidiaries

      Intervest Corporation has two wholly-owned subsidiaries. Intervest Distribution Corporation is a servicing agent for distributions to investors and performs distribution and record-keeping functions for Intervest Corporation and its affiliates. Intervest Realty Servicing Corporation is presently engaged in certain mortgage servicing activities.


                                   MANAGEMENT

Directors and Executive Officers

      The current directors and executive officers of Intervest Corporation of New York are as follows:

      Lawrence G. Bergman, age 57, serves as a Director, and as Vice President and Secretary of Intervest Corporation of New York and has served in such capacities since Intervest Corporation of New York was organized. Mr. Bergman received a Bachelor of Science degree and a Master of Engineering (Electrical) degree from Cornell University, and a Master of Science in Engineering and a Ph.D degree from The Johns Hopkins University. Mr. Bergman is also a Director, Vice-President and Secretary of Intervest Bancshares Corporation, Intervest Corporation's parent corporation, and a Director of Intervest National Bank, which bank is a wholly-owned subsidiary of Intervest Bancshares Corporation.

      Michael A. Callen, age 61, serves as a Director of Intervest Corporation of New York, and has served in such capacity since October, 1992. Mr. Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Mr. Callen is President of Avalon Argus Associates, a financial consulting firm. Mr. Callen had been Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia for more than five years and prior to 1993 was a Director and Sector Executive at Citicorp/Citibank, responsible for corporate banking activities in North America, Europe and Japan. Mr. Callen is also a Director of Intervest National Bank and Intervest Bancshares Corporation, and also serves as a director of AMBAC, Inc.

     Jerome Dansker, age 83, serves as a Chairman of the Board and as Executive Vice President of Intervest Corporation of New York, and has served in such capacities since June, 1996 and November, 1993, respectively. Mr. Dansker received a Bachelor of Science degree from the New York University School of Commerce, Accounts and Finance, a law degree from the New York University School of Law, and is admitted to practice as an attorney in the State of New York. Mr. Dansker is Chairman of the Board and Executive Vice President of Intervest Bancshares Corporation and Chairman of the Board of Intervest National Bank.

      Lowell S. Dansker, age 50, serves as a Director, and as President and Treasurer of Intervest Corporation of New York, and has served in such capacities since Intervest Corporation of New York was organized. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College, a law degree from the University of Akron School of Law, and is admitted to practice as an attorney in New York, Ohio, Florida and the District of Columbia. Mr. Dansker is also a Director, President and Treasurer of Intervest Bancshares Corporation. Mr. Dansker also serves as a Director and Chief Executive Officer of Intervest National Bank.

      Wayne F. Holly, age 44, serves as a Director of Intervest Corporation of New York and has served in such capacity since June, 1999. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is President of Sage, Rutty & Co., Inc., members of the Boston Stock Exchange, with offices in Rochester, New York and Canandaigua, New York, and is also a Director of Intervest Bancshares Corporation and Intervest National Bank. Mr. Holly has been an officer and director of Sage, Rutty & Co., Inc. for more than five years.

      Edward J. Merz, age 69, serves as a Director of Intervest Corporation of New York and has served in such capacity since February, 1998. Mr. Merz received a Bachelor of Business Administration from City College of New York and is a graduate of the Stonier School of Banking at Rutgers University. Mr. Merz is Chairman of the Board of Directors of the Suffolk County National Bank of Riverhead and of its parent, Suffolk Bank Corp., and has been an officer and director of those companies for more than five years. He is also a director of Intervest Bancshares Corporation, Intervest National Bank and he is a director and treasurer of Cornell Cooperative Extension Institute.

      Lawton Swan, III, age 58, serves as a Director of Intervest Corporation, and has served in such capacity since February, 2000. Mr. Swan received a Bachelor of Science degree from Florida State University in Business Administration and Insurance. Mr. Swan is President of Interisk Corporation, a consulting firm specializing in risk management and employee benefit plans, which he founded in 1978. He is also a director of Intervest Bancshares Corporation and Intervest National Bank.

      Thomas E. Willett, age 54, serves as a Director of Intervest Corporation of New York and has served in such capacity since March, 1999. Mr. Willett received a Bachelor of Science Degree from the United States Air Force Academy and a law degree from Cornell University Law School. He is also a director of Intervest Bancshares Corporation and Intervest National Bank. Mr. Willett has been a partner in the law firm of Harris Beach LLP, Rochester, New York, for more than five years.

      David J. Willmott, age 63, serves as a Director of Intervest Corporation of New York, and has served in such capacity since June, 1989. Mr. Willmott is a graduate of Becker Junior College and attended New York University Extension and Long Island University Extension of Southampton College. Mr. Willmott is the Editor and Publisher of Suffolk Life Newspapers, which he founded more than 25 years ago. Mr. Willmott is also a Director of Intervest Bancshares Corporation and Intervest National Bank.

      Wesley T. Wood, age 58, serves as a Director of Intervest Corporation of New York, and has served in such capacity since April, 1992. Mr. Wood received a Bachelor of Science degree form New York University, School of Commerce. Mr. Wood is President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. He is also a Director of Intervest Bancshares Corporation and Intervest National Bank, a Director of the Center of Direct Marketing at New York University, a member of the Marketing Committee at Fairfield University in Connecticut, and a Trustee of St. Dominics in Oyster Bay, New York.

      All of the directors of Intervest Corporation of New York have been elected to serve as directors until the next annual meeting of shareholders. Each of the officers of Intervest Corporation of New York has been elected to serve as an officer until the next annual meeting of directors.

      Mr. Bergman's wife is the sister of Lowell S. Dansker and Jerome Dansker is the father of Lowell S. Dansker and Mrs. Bergman.

      As a result of the executive officers' substantial experience in real estate activities, including the ownership, acquisition and management of income-producing properties for affiliates of Intervest Corporation of New York for more than twenty years, they have developed substantial expertise in the valuation of such properties.

Executive Compensation

      Each of the directors receives a fee of $250 for each meeting of the Board of Directors he attends.

      Effective as of July 1, 1995, Intervest Corporation entered into an employment agreement with Mr. Jerome Dansker, its Executive Vice President. The agreement is for a term of ten years and provides for the payment of an annual salary in the present amount of $167,278, which is subject to increase annually by six percent or by the percentage increase in the consumer price index, if higher. The agreement also provides for monthly expense account payments, the use of a car and medical benefits. In the event of Mr. Dansker's death or disability, monthly payments of one-half of the amount which otherwise would have been paid to Mr. Dansker will continue until the greater of (i) the balance of the term of employment, and (ii) three years. Effective August 3, 1998, Intervest Corporation modified the employment agreement to provide for additional compensation of $1,000 per month for each $10,000,000 of gross assets of Intervest Corporation in excess of $100,000,000.

      The following table sets forth information concerning total compensation paid during the last three years to Intervest Corporation's Chairman and Executive Vice President and its President. No other executive officer of Intervest Corporation received annual compensation in excess of $100,000.


                                        SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------
                                           Annual Compensation                            Long-Term Compensation
                                     -----------------------------------------------------------------------------------------------
                                                                                    Other Annual
Name and Principal Position          Year          Salary          Bonuses          Compensation(1)       Awards        Pay-Outs
Jerome Dansker,
   Chairman and Executive
   Vice President                    2000         $157,810        $    ---              $1,300            $   --         $   --
                                     1999         $167,414        $  9,305              $1,550            $   --         $   --
                                     1998         $152,739        $100,000              $  ---            $   --         $   --


Lowell S. Dansker,
   Director, President
   and Treasurer                     2000         $  5,460        $ ------              $1,325            $   --         $   --
                                     1999         $  3,570        $ ------              $1,325            $   --         $   --
                                     1998         $ ------        $ ------              $  ---            $   --         $   --

----------

(1) Represents fees paid for attendance at meetings at the Boards of Directors and Committees of the Board of Intervest Corporation.

                          TRANSACTIONS WITH MANAGEMENT

      Intervest Corporation has in the past and may in the future acquire mortgages from affiliated parties. Because of such affiliations, management of Intervest Corporation may have a conflict of interest in establishing a fair price for the purchase of such mortgages. Nevertheless, in the opinion of management of Intervest Corporation, the purchase prices for such mortgages have been and will be at least as favorable to Intervest Corporation as if the respective properties were owned by unaffiliated third parties.

      In addition, affiliates of Intervest Corporation may enter into other transactions with or render services for the benefit of Intervest Corporation. Any future transactions between Intervest Corporation and any of its affiliates will be entered into on terms at least as favorable as could be obtained from unaffiliated independent third parties and will be subject to approval or ratification by a majority of independent directors considering the transaction.

      Intervest Corporation participates with Intervest National Bank, which is also a wholly-owned subsidiary of Intervest Bancshares Corporation, in certain mortgage loans. In these circumstances, Intervest Corporation purchases a portion of the mortgage loan and, pursuant to a written participation agreement, the originating bank acts as its agent for collection and servicing of the loan. In all such circumstances, the participation is purchased at face value and results in a pro rata sharing of credit risk. The balances of Intervest Corporation's participation in these mortgages were $1,784,000, $2,629,000 and $7,747,000 at September 30, 2001, December 31, 2000 and December 31, 1999,
respectively. During 1999, Intervest Corporation entered into a Service Agreement with Intervest National Bank with respect to providing mortgage servicing and mortgage loan origination services to Intervest National Bank. Intervest Corporation received $278,000 and $224,000 from Intervest National Bank for 2000 and 1999, respectively, in connection with this agreement. It received $272,000 for the nine months ended September 30, 2001. Intervest Corporation also has established short-term investments and non-interest bearing deposit accounts with both Intervest Bank and Intervest National Bank totaling approximately $554,000 and $6,088,000 at December 31, 2000 and December 31, 1999, respectively. During 1999, Intervest Corporation acquired furniture, fixtures and equipment from an affiliate of Intervest Corporation at a total cost of $40,000.

      In connection with the acquisition of Intervest Corporation by Intervest Bancshares Corporation, in March 2000, the shareholders of Intervest Corporation received an aggregate of 1,250,000 shares of the Class A Common Stock of Intervest Bancshares Corporation in exchange for all of the issued and outstanding shares of capital stock of Intervest Corporation.

      Mr. Wayne F. Holly, who is a director of Intervest Corporation, also serves as President of Sage, Rutty & Co., Inc., which firm will act as Underwriter in connection with the offering and which firm has acted as an underwriter/placement agent in connection with Intervest Corporation's prior offerings of debentures. Thomas E. Willett, who is a director of Intervest Corporation, is also a partner in the law firm of Harris Beach LLP, which renders legal services to Intervest Corporation.

      Intervest Securities Corporation, an affiliate of Intervest Corporation, acted as a placement agent or selected dealer in Intervest Corporation's private placements of subordinated debentures in 1998 and 2000 and received commissions aggregating $34,000 in 2000, $35,700 in 1999 and $258,300 in 1998 in connection with those offerings.


                            DESCRIPTION OF DEBENTURES

      Intervest Corporation will issue the Debentures under an Indenture to be dated as of February 1, 2002, (the "Indenture"), between Intervest Corporation and The Bank of New York, 5 Penn Plaza, New York, New York 10001-1803 (the "Trustee"). In the summary which follows, parenthetical references to Articles and Sections are references to the corresponding Articles and Sections in the Indenture, and parenthetical references to paragraphs are references to the corresponding paragraphs in the form of Debenture included in the Indenture. The terms and provisions of the Debentures are stated in the Indenture. Such terms and provisions also include certain provisions of the Trust Indenture Act of 1939 (as in effect on the date of the Indenture) which are incorporated by reference into the Indenture. Debenture Holders are referred to the Indenture and the Trust Indenture Act of 1939 for a more complete statement of such terms and provisions. The following summary of certain provisions of the Indenture does not purport to be complete, and where particular provisions of the Indenture are referred to, such particular provisions are incorporated herein by reference, and such summary is qualified in its entirety by such incorporated provisions. The form of the Indenture is on file as an exhibit to the Registration Statement.

      The Debentures will be issued in three maturities as follows: $1,250,000 due October 1, 2005; $2,250,000 due October 1, 2007; and $2,250,000 due October
1, 2009. All of the Debentures will be issued in fully registered form without coupons. The Debentures will be issued only in denominations of $10,000 and multiples thereof, and with a minimum purchase of $10,000. The Debentures will be issued only if the minimum amount of $4,500,000 in principal amount of Debentures, without regard to maturity, is sold.

      At the time of purchase, the purchaser must make an irrevocable election to either be paid interest quarterly or to have interest accrue each quarter. If the election is to be paid interest, then interest on the debentures will be paid on the first day of each calendar quarter and if the election is to have interest accrue, then interest will accrue each calendar quarter.

      Interest on the Debentures will be paid or will accrue each calendar quarter at the following annual interest rates: 7 1/4% for Debentures maturing October 1, 2005, 7 1/2% for Debentures maturing October 1, 2007 and 7 3/4% for Debentures maturing October 1, 2009. In addition, if the election was to have interest accrue, interest will accrue each calendar quarter on the balance of the accrued interest as of the last day of the preceding calendar quarter at the same interest rate. All accrued interest will be payable at the maturity of the Debentures, whether by acceleration, redemption or otherwise. For those investors who have elected to have interest accrue and be paid at maturity, Table 2 below sets forth information concerning the accrual of interest for Debentures of each maturity, assuming a closing on January 1, 2002.



                        Intervest Corporation of New York
                     Series XX/1/01 Subordinated Debentures
        ----------------------------------------------------------------

These debentures  accrue interest from date of closing (assumed to be January 1,
2002). The interest is compounded  quarterly at the respective interest rate and paid at maturity together with the principal amount of the debenture.
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                $10,000 Debenture                                                                $10,000 Debenture
------------------------------------------------------------------------------------------------------------------------------------

Series Due October 1, 2005                                                      Series Due October 1, 2007
Interest Rate         7.25%                                                     Interest Rate         7.50%
--------------------------------------------------                               ------------------------------------------------
                                    Principal Plus                                                                    Principal
                      Interest                                                                          Interest        Plus
      Quarter            For       Cumulative                                            Quarter          For        Cumulative
       Ending          Quarter      Interest                                             Ending         Quarter       Interest
--------------------------------------------------                                -----------------------------------------------
                                      $10,000.00                                                                     $10,000.00
    04/01/2002          181.25         10,181.25                                      04/01/2002        187.50        10,187.50
    07/01/2002          184.54         10,365.79                                      07/01/2002        191.02        10,378.52
    10/01/2002          187.88         10,553.67                                      10/01/2002        194.60        10,573.12
    01/01/2003          191.29         10,744.96                                      01/01/2003        198.25        10,771.37
    04/01/2003          194.75         10,939.71                                      04/01/2003        201.96        10,973.33
    07/01/2003          198.28         11,137.99                                      07/01/2003        205.75        11,179.08
    10/01/2003          201.88         11,339.87                                      10/01/2003        209.61        11,388.69
    01/01/2004          205.54         11,545.41                                      01/01/2004        213.54        11,602.23
    04/01/2004          209.26         11,754.67                                      04/01/2004        217.54        11,819.77
    07/01/2004          213.05         11,967.72                                      07/01/2004        221.62        12,041.39
    10/01/2004          216.91         12,184.63                                      10/01/2004        225.78        12,267.17
    01/01/2005          220.85         12,405.48                                      01/01/2005        230.01        12,497.18
    04/01/2005          224.85         12,630.33                                      04/01/2005        234.32        12,731.50
    07/01/2005          228.92         12,859.25                                      07/01/2005        238.72        12,970.22
    10/01/2005          233.07         13,092.32                                      10/01/2005        243.19        13,213.41
                                                                                      01/01/2006        247.75        13,461.16
                                                                                      04/01/2006        252.40        13,713.56
                                                                                      07/01/2006        257.13        13,970.69
                                                                                      10/01/2006        261.95        14,232.64
                                                                                      01/01/2007        266.86        14,499.50
                                                                                      04/01/2007        271.87        14,771.37
                                                                                      07/01/2007        276.96        15,048.33
                                                                                      10/01/2007        282.16        15,330.49




                        Intervest Corporation of New York
                     Series XX/1/01 Subordinated Debentures
        ----------------------------------------------------------------

These debentures  accrue interest from date of closing (assumed to be January 1,
2002). The interest is compounded  quarterly at the respective interest rate and paid at maturity together with the principal amount of the debenture.
--------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                 $10,000 Debenture                                         Debentures ($10,000 to $100,000)
--------------------------------------------------     ----------------------------------------------------------------------

 Series Due October 1, 2009                                 Total Amounts Due at Maturity (Principal plus accrued interest)
 Interest Rate         7.75%
 -------------------------------------------------     ----------------------------------------------------------------------
                                    Principal
                      Interest        Plus                 Face         Series Due        Series Due          Series Due
      Quarter           For         Cumulative            Amount of      October 1,        October 1,          October 1,
      Ending          Quarter        Interest             Debenture         2005              2007                2009
 -------------------------------------------------     ----------------------------------------------------------------------
                                   $10,000.00           $ 10,000.00     $ 12,859.25       $15,048.33         $ 17,783.56
    04/01/2002        193.75        10,193.75             20,000.00       25,718.50        30,096.33           35,567.12
    07/01/2002        197.50        10,391.25             30,000.00       38,577.75        45,144.99           53,350.68
    10/01/2002        201.33        10,592.58             40,000.00       51,437.00        60,193.32           71,134.24
    01/01/2003        205.23        10,797.81             50,000.00       64,296.25        75,241.65           88,917.80
    04/01/2003        209.21        11,007.02             60,000.00       77,155.50        90,289.98          106,701.36
    07/01/2003        213.26        11,220.28             70,000.00       90,014.75       105,338.31          124,484.92
    10/01/2003        217.39        11,437.67             80,000.00      102,874.00       120,386.64          142,268.48
    01/01/2004        221.60        11,659.27             90,000.00      115,733.25       135,434.97          160,052.04
    04/01/2004        225.90        11,885.17            100,000.00      128,592.50       150,483.30          177,835.60
    07/01/2004        230.28        12,115.45
    10/01/2004        234.74        12,350.19
    01/01/2005        239.28        12,589.47
    04/01/2005        243.92        12,833.39
    07/01/2005        248.65        13,082.04
    10/01/2005        253.46        13,335.50
    01/01/2006        258.38        13,593.88
    04/01/2006        263.38        13,857.26
    07/01/2006        268.48        14,125.74
    10/01/2006        273.69        14,399.43
    01/01/2007        278.99        14,678.42
    04/01/2007        284.39        14,962.81
    07/01/2007        289.90        15,252.71
    10/01/2007        295.52        15,548.23
    01/01/2008        301.25        15,849.48
    04/01/2008        307.08        16,156.56
    07/01/2008        313.03        16,469.59
    10/01/2008        319.10        16,788.69
    01/01/2009        325.28        17,113.97
    04/01/2009        331.58        17,445.55
    07/01/2009        338.01        17,783.56
    10/01/2009        344.56        18,128.12




The above amounts are subject to minor adjustment due to computer processing of the quarterly compounding of interest. This should not exceed $1.00 per $10,000 investment

      Once Intervest Corporation has received orders for at least $4,500,000 of Debentures, Intervest Corporation may close as to those Debentures. Interest on the Debentures will accrue from the date of closing.

      Intervest Corporation will pay principal and interest on the Debentures to the persons who are registered holders of the Debentures ("Debenture Holder"). Principal and interest may be paid by check. Upon maturity of the Debentures, or upon earlier redemption, Debenture Holders must surrender the Debentures to any paying agent appointed by Intervest Corporation (including itself), to collect principal payments and payments of accrued interest on the Debentures. (Par. 2). Intervest Corporation will maintain an office or agency where the Debentures may be presented for payment (the "Paying Agent") and an office or agency where the Debentures may be presented for registration of transfer or for exchange (the "Registrar").

      Debentures of one Maturity may not be exchanged for Debentures of another Maturity. The term "Maturity" is defined in the Indenture to mean any of the three maturities of Debentures (October 1, 2005, October 1, 2007, or October 1,
2009) offered hereby and issued pursuant to the Indenture.

      The Debentures are transferable on the books of Intervest Corporation by the registered holders thereof upon surrender of the Debentures to the Registrar appointed by Intervest Corporation and, if requested by the Registrar, shall be accompanied by a written instrument of transfer in form satisfactory to the registrar. Intervest Corporation has appointed The Bank of New York as the "Registrar" for the Debentures. The person in whose name any Debenture is registered shall be treated as the absolute owner of the Debenture for all purposes, and shall not be affected by any notice to the contrary. Upon transfer, the Debentures will be canceled, and one or more new registered Debentures, in the same aggregate principal amount, of the same maturity and with the same terms, will be issued to the transferee in exchange therefor. (Art. 2, Sec. 2.07(a)).

      The Indenture does not contain any covenants or provisions that may afford the Debenture Holders protection in the event of highly leveraged transactions.

Duties of the Trustee

      The Indenture provides that in case an Event of Default (as defined) shall occur and continue, the Trustee will be required to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs in the exercise of its power. While the Trustee may pursue any available remedies to enforce any provision of the Indenture or the Debentures, the holders of a majority in principal amount of all outstanding Debentures may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Debenture holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Authentication and Delivery of Debentures

      The Registrar shall authenticate Debentures for original issue in the aggregate principal amount of up to $5,750,000 (but not more than $1,250,000 of Debentures maturing October 1, 2005, $2,250,000 of Debentures maturing October 1, 2007, or $2,250,000 of Debentures maturing October 1, 2009) upon receipt of a written order of Intervest Corporation, specifying the amount of Debentures to be authenticated and the date of authentication, which is signed by two officers of Intervest Corporation. (Art. 2, Sec. 2.02). Certificates representing the Debentures will be delivered to the purchasers of the Debentures promptly after Closing.

Subordination

      The Debentures are general unsecured obligations of Intervest Corporation limited to $5,750,000 principal amount. The Debentures will be subordinated in payment of principal and interest to all Senior Indebtedness. The term "Senior

Indebtedness" is defined in the Indenture to mean all Indebtedness of Intervest Corporation, whether outstanding on the date of the Indenture or thereafter created, which:

     o (i) is secured, in whole or in part, by any asset or assets owned by Intervest Corporation or by a corporation, a majority of whose voting stock is owned by Intervest Corporation or a subsidiary of Intervest Corporation ("Subsidiary"), or
     o (ii) arises from unsecured borrowings by Intervest Corporation from commercial banks, savings banks, savings and loan associations, insurance companies, companies whose securities are traded in a national securities market, or any wholly-owned subsidiary of any of the foregoing, or
     o (iii) arises from unsecured borrowings by Intervest Corporation from any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), or
     o (iv) arises from borrowings by Intervest Corporation which are evidenced by commercial paper, or
     o (v) other unsecured borrowings by Intervest Corporation which are subordinate to Indebtedness of a type described in clauses (i), (ii) or (iv) above if, immediately after the issuance thereof, the total capital, surplus and retained earnings of Intervest Corporation exceed the aggregate of the outstanding principal amount of such indebtedness, or
     o (vi) is a guarantee or other liability of Intervest Corporation or of, or with respect to any indebtedness of, a Subsidiary of the type described in clauses (ii), (iii) or (iv) above. (Art. 10, Sec. 10.01).

      As of September 30, 2001, Intervest Corporation had no Senior Indebtedness and Intervest Corporation's capital, surplus and retained earnings was approximately $9,529,000. There is no limitation or restriction in the Debentures or the Indenture on the creation of Senior Indebtedness by Intervest Corporation or on the amount of such Senior Indebtedness to which the Debentures may be subordinated. There is also no limitation on the creation or amount of indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to) the Debentures ("Pari Passu Indebtedness"). As of September 30, 2001, Intervest Corporation had outstanding $63,000,000 aggregate principal amount of subordinated debentures which are pari passu with the Debentures.

      Upon any distribution of assets of Intervest Corporation in connection with any dissolution, winding up, liquidation or reorganization of Intervest Corporation, the holders of all Senior Indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereon, before the holders of the Debentures are entitled to receive any payment upon the principal of or interest on the Debentures, and thereafter payments to Debenture holders will be pro rata with payments to holders of Pari Passu Indebtedness. In the absence of any such events, Intervest Corporation is obligated to pay principal of and interest on the Debentures in accordance with their terms. Intervest Corporation will not maintain any sinking fund for the retirement of any of the Debentures.

Redemption

      Intervest Corporation may, at its option, at any time call all or any part of the Debentures (including all or any part of the Debentures of any maturity) for payment, and redeem the same at any time prior to the maturity thereof. The redemption price for Debentures will be

     o face amount plus a 1% premium if the date of redemption is prior to April 1, 2003, and o face amount if the date of redemption is on or after April 1, 2003.

      In all cases, the Debenture Holder will also receive interest accrued to the date of redemption. Notice of redemption must be sent by first class mail, postage prepaid, to the registered holders of the Debentures not less than 30 days nor more than 90 days prior to the date the redemption is to be made. In the event of a call for redemption, no further interest shall accrue after the redemption date on any Debentures called for redemption. (Art. 3, Section 3.03, Paragraph 5). Since the payment of principal of, interest on, or any other amounts due on the Debentures is subordinate in right of payment to the prior payment in full of all Senior Indebtedness upon the dissolution, winding up, liquidation or reorganization of Intervest Corporation, no redemption will be permitted upon the happening of such an event.

Repurchase Plan

      A holder of Debentures will have the right, commencing in 2005, to require the Company to purchase his or her Debentures for the face amount plus accrued interest (to the Repurchase Date, as defined below), provided, however, that in no calendar year will the Company be required to purchase more than $100,000 aggregate principal amount of each maturity of Debentures, on a non-cumulative basis. The repurchases will be made only once each calendar year, on October 1 of each year (the "Repurchase Date"), commencing October 1, 2005.

      If a holder of Debentures desires the Company to purchase his or her Debentures, he or she will be required to mail or deliver a written request to the Company at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020 or to such other person or address as may hereafter be designated by the Company. The request must be accompanied by the certificate evidencing the Debenture and a separate bond power, duly endorsed in blank with a medallion signature guarantee, together with such other documents as may be requested by the Company or the Trustee. The Company will repurchase the Debentures presented for repurchase by holders on a first-come, first-serve basis, based on the date the Company received the completed documents necessary for the repurchase. The request may be made only once each year commencing in 2005, and the request, certificate and bond power must be delivered no sooner than August 1 and no later than August 31 for a repurchase to be completed as of October 1 of that same year.

      Only whole Debentures, as evidenced by the certificate surrendered, will be eligible for repurchase. The Company may suspend or terminate the repurchase of Debentures if: (i) it determines, in its sole discretion, that circumstances make such repurchase not reasonably practical; (ii) it determines, in its sole discretion, that such repurchase would cause adverse tax consequences to the Company or the holders of Debentures; (iii) any governmental or regulatory agency with jurisdiction over the Company so demands for the protection of the holders of the Debentures; or (iv) it determines, in its sole discretion, that such purchase would be unlawful.

Limitation On Dividends and Other Payments

      The Indenture will provide that Intervest Corporation will not declare or pay any dividend or make any distribution on its Capital Stock (i.e. any and all shares, interests, participations, rights or other equivalents of Intervest Corporation's stock) or to its shareholders (other than dividends or distributions payable in Capital Stock), or purchase, redeem or otherwise acquire or retire for value, or permit any Subsidiary to purchase or otherwise acquire for value, Capital Stock of Intervest Corporation, if at the time of such payment, or after giving effect thereto, an Event of Default, as hereinafter defined, shall have occurred and be continuing or a default shall occur as a result thereof; provided, however, that the foregoing limitation shall not prevent (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment complied with the provisions of such limitation, or (B) the acquisition or retirement of any shares of Intervest Corporation's Capital Stock by exchange for, or out of the proceeds of the sale of shares of, its Capital Stock. (Art. 4, Section 4.04).

Discharge Prior to Redemption or Maturity

      If Intervest Corporation at any time deposits with the Trustee money or U.S. Government Obligations sufficient to pay principal and interest on the Debentures prior to their redemption or maturity, Intervest Corporation will be discharged from the Indenture, provided certain other conditions specified in the Indenture are satisfied. In the event of such deposit, which is irrevocable, Debenture Holders must look only to the deposited money and securities for payment. U.S. Government Obligations are securities backed by the full faith and credit of the United States. (Art. 8, Section 8.01(2)).

Access of Information to Security Holders

      Debenture Holders may obtain from the Trustee information necessary to communicate with other Debenture Holders. Upon written application to the Trustee by any three or more Debenture Holders stating that such Debenture Holders desire to communicate with other Debenture Holders with respect to their rights under the Indenture or under the Debentures, and upon providing the Trustee with the form of proxy or other communication which the Debenture Holders propose to transmit, and upon receipt by the Trustee from the Debenture Holders of reasonable proof that each such Debenture Holder has owned a Debenture for a period of at least six months preceding the date of such application, the Trustee shall, within five business days after the receipt of such information, either (a) provide the applicant Debenture Holders access to all information in the Trustee's possession with respect to the names and addresses of the Debenture Holders; or (b) provide the applicant Debenture Holders with information as to the number of Debenture Holders and the approximate cost of mailing to such Debenture Holders the form of proxy or other communication, if any, specified in the applicant Debenture Holders' application, and upon written request from such applicant Debenture Holders and receipt of the material to be mailed and of payment, the Trustee shall mail to all the Debenture Holders copies of the from of proxy or other communication so specified in the request. (Art. 2, Section 2.08).

Compliance with Conditions and Covenants

      Upon any request by Intervest Corporation to the Trustee to take any action under the Indenture, Intervest Corporation is required to furnish to the Trustee (i) an officers' certificate of Intervest Corporation stating that all conditions and covenants in the Indenture relating to the proposed action have been complied with and (ii) an opinion of counsel stating that, in the opinion of such counsel, all such conditions and covenants have been complied with. (Art. 11, Sec. 11.03).

Amendment, Supplement and Waiver

      Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented, and compliance by Intervest Corporation with any provision of the Indenture or the Debentures may be waived, with the consent of the holders of a majority in principal amount of the Debentures outstanding. Without notice to or consent of any holders of Debentures, Intervest Corporation may amend or supplement the Indenture or the Debentures to cure any ambiguity, omission, defect or inconsistency, or to make any change that does not adversely affect the rights of any holders of Debentures. However, without the consent of each holder of Debentures affected, an amendment, supplement or waiver may not reduce the amount of Debentures whose holders must consent to an amendment, supplement or waiver, reduce the rate or extend the time for payment of interest on any Debentures (except that the payment of interest on Debentures may be postponed for a period not exceeding three years from its due date with the consent of holders of not less than 75% in principal amount of Debentures at the time outstanding, which consent shall be binding upon all holders), reduce the principal of or extend the fixed maturity of any Debentures, make any Debentures payable in money other than that stated in the Indenture, make any change in the subordination provisions of the Indenture that adversely affects the rights of any holder of Debentures or waive a default in the payment of principal of or interest on, or other redemption payment on any Debentures. (Art. 9, Sec. 9.02).

Defaults and Remedies

     Each of the following is an "Event of Default" under the Indenture:

     o (a) failure by Intervest Corporation to pay any principal on the Debentures when due;
     o (b) failure by Intervest Corporation to pay any interest installment on the Debentures within thirty days after the due date;
     o (c) failure to perform any other covenant or agreement of Intervest Corporation made in the Indenture or the Debentures, continued for sixty days after receipt of notice thereof from the Trustee or the holders of at least 25% in principal amount of the Debentures; and
     o    (d) certain events of bankruptcy, insolvency or reorganization.

      If an Event of Default (other than those described in clause (d) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debentures, by notice to Intervest Corporation, may declare the principal of and accrued interest on all of the Debentures to be due and payable immediately. If an Event of Default of the type described in clause
(d) above occurs, all unpaid principal and accrued interest on the Debentures shall automatically become due and payable without any declaration or other act on the part of the Trustee or any holder. (Art. 6, Sec. 6.02). Holders of Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. Among other things, a Holder may not pursue a remedy unless the Holders of at least 25% in principal amount make a written request to the Trustee to pursue the remedy. The Trustee may refuse to enforce the Indenture or the Debentures unless it receives indemnity and security satisfactory to it. Subject to certain limitations, the holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power conferred on the Trustee, and may rescind an acceleration of the Debentures. The Trustee may withhold from holders of Debentures notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest. (Art. 6, Secs. 6.05 and 6.06).

      The Indenture requires Intervest Corporation to furnish to the Trustee an annual statement, signed by specified officers of Intervest Corporation, stating whether or not such officers have knowledge of any Default under the Indenture, and, if so, specifying each such Default and the nature thereof. (Art. 4, Sec. 4.03).

Federal Income Tax Consequences

      Interest payments received by or accrued for the account of Holders of Debentures will be includible in the income of such Debenture Holders for federal income tax purposes for the taxable year in which the interest is received or accrued. Holders who hold the Debentures for investment purposes should treat all reportable interest as portfolio income under applicable Code provisions.

      Intervest Corporation's deposit of funds with the Trustee to effect the discharge of Intervest Corporation's obligations under the Debentures and the Indenture prior to redemption or maturity of the Debentures, will have no effect on the amount of income realized or recognized (gain or loss) by the Debenture Holders or the timing of recognition of gain or loss for federal income tax purposes.


                                PLAN OF OFFERING

      Intervest Corporation has entered into an Underwriting Agreement with Sage, Rutty & Co., Inc., a New York corporation (the "Underwriter"). Mr. Wayne
F. Holly, who is a director of Intervest Corporation, is the President of the Underwriter. Pursuant to the Underwriting Agreement, the Underwriter will offer the Debentures for sale on a minimum ($4,500,000) and maximum ($5,750,000) "best efforts" basis. Accordingly, the Underwriter will not have any obligation to purchase any Debentures from Intervest Corporation in the event it is unable to effect the sale of part or all of the Debentures. Moreover, no Debenture may be sold unless the Issuer has received orders for at least $4,500,000 of Debentures. The minimum amount is without regard as to maturity and there are no separate minimum established for any maturity. If, within 90 days after the Registration Statement is declared effective by the Securities and Exchange Commission (the "Offering Termination Date"), at least $4,500,000 of Debentures, without regard to maturity, have been sold and subscriptions accepted by Intervest Corporation, Intervest Corporation may close the Offering to those Debentures (the "First Closing"), and the Underwriter may continue to offer the balance of the Debentures and subscriptions will be accepted by Intervest Corporation until 120 days after the minimum has been sold. The Underwriter may enter into one or more Selected Dealer Agreements with other broker/dealer firms which are members of the National Association of Securities Dealers, Inc. (the "NASD"), pursuant to which such other broker/dealers may offer part of the Debentures for sale.

      Intervest Corporation has agreed to indemnify the Underwriter and such broker/dealers participating in the offering against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.

      Intervest Corporation will pay to the Underwriter a commission equal to 3% of the purchase price of Debentures due October 1, 2005, 5% of the purchase price of Debentures due October 1, 2007, and 7% of the purchase price of Debentures due October 1, 2009, which are sold by the Underwriter or participating broker/dealers. In addition, Intervest Corporation will pay the Underwriter a fee equal to 1/2 of 1% of the aggregate gross amount of Debentures due October 1, 2005, and 1% of Debentures due October 1, 2007 and October 1, 2009 sold in the offering, and will pay the fee of Underwriter's counsel. Pursuant to the Selected Dealer Agreements, the Underwriter will reallow to each of the other broker/dealers referred to above the entire commission on the price of each Debenture sold by such broker/dealer. No additional discounts or commissions are to be allowed or paid to such other broker/dealers. Certain officers of Intervest Corporation may also offer the debentures for sale and no commissions or compensation shall be paid to such officers in connection with Debentures sold by such officers.

      Until the First Closing, subscription payments for Debentures will be held by Canandaigua National Bank and Trust Company ("CNB") and checks should be made payable to "CNB - Escrow Intervest." After the First Closing, subscription payments for the Debentures should be made payable to Intervest Corporation of New York. Payments received by the Underwriter or participating broker/dealers will be promptly transmitted to CNB where they will be held for subscribers in a segregated escrow account until acceptable subscriptions for at least $4,500,000 of Debentures have been received. At the First Closing, the funds in the escrow account (including interest earned thereon but after deducting commissions due to the Underwriter) will be delivered to Intervest Corporation. If, on the Offering Termination Date, at least $4,500,000 of Debentures have not been sold and subscriptions accepted by Intervest Corporation, subscription documents and funds will be promptly refunded to subscribers and the Offering will terminate. With respect to interest earned on the escrow account, such interest will, in the event of such termination, be distributed to subscribers in proportion to the amount paid by each subscriber without regard to the date when such subscription funds were paid by the subscriber. It shall be a condition to the refund of subscription funds that the subscriber furnish an executed IRS Form W-9 so that any interest earned and distributed to such subscriber may be properly reported. Once the Escrow Agent has received a minimum of $4,500,000 in subscriptions for Debentures which have been accepted by Intervest Corporation, Intervest Corporation may close the Offering as to those subscribers, and the Underwriter may continue to offer the balance of the Debentures and subscriptions will be accepted by Intervest Corporation until 120 days after such minimum has been sold.

                                 LEGAL OPINIONS

      The legality of the issuance of the Debentures offered herewith has been passed upon for Intervest Corporation by Harris Beach LLP, 99 Garnsey Road, Pittsford, New York 14534. Certain legal matters will be passed upon for the Underwriter by Harter Secrest & Emery, LLP 700 Midtown Tower, Rochester, New York 14604.


                                     EXPERTS

      The financial statements of Intervest Corporation as of December 31, 2000 and December 31, 1999 and for each of the years in the three year period ended December 31, 2000, have been included herein and in the Registration Statement in reliance upon the report of Richard A. Eisner & Company, LLP, independent auditors, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS
                            OF INTERVEST CORPORATION



Independent Auditor's Report.....................................................................................................F-1
Balance Sheets as of September 30, 2001 (unaudited),
    December 31, 2000 and 1999...................................................................................................F-2
Statements of Operations for the Nine-Months Ended September 30, 2001
     (unaudited) and September 30, 2000 (unaudited), and the Years Ended
     December 31, 2000, 1999 and 1998 ...........................................................................................F-3
Statements of Changes in Stockholder's Equity for
     the Nine-Month Period Ended September 30, 2001 (unaudited), and the
     Years Ended December 31, 2000, 1999 and 1998 ...............................................................................F-4
Statements of Cash Flows for the Nine-Months
     Ended September 30, 2001 (unaudited) and September 30, 2000 (unaudited), and the Years Ended December 31, 2000, 1999 and 1998 ...........................................................................F-5
Notes to Financial Statements ...................................................................................................F-6
Schedule IV - Mortgage Loans on Real Estate -
     December 31, 2000..........................................................................................................F-17



Other financial statement schedules and inapplicable periods with respect to schedules listed above are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the financial statements filed, including the notes thereto.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholder
Intervest Corporation of New York
New York, New York:

We have audited the accompanying consolidated balance sheets of Intervest Corporation of New York and Subsidiaries (the "Company") at December 31, 2000 and 1999 and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2000. Our audits also included the financial statement schedule listed in the index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above fairly present, in all material respects, the financial position of the Company at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States. Also in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


/s/ Richard A. Eisner & Company, LLP
------------------------------------
Richard A. Eisner & Company, LLP
New York, New York
January 18, 2001


               Intervest Corporation of New York and Subsidiaries

                           Consolidated Balance Sheets


                                                                                                  At                   At
                                                                                             September 30,         December 31,
                                                                                            ----------------------------------------

($ in thousands)                                                                                  2001          2000          1999
------------------------------------------------------------------------------------------------------------------------------------

                                                                                            (unaudited)
ASSETS
Cash and due from banks                                                                          $   944       $ 1,986       $ 1,535
Short-term investments (note 2)                                                                   12,748        17,490        29,219
                                                                                                 -----------------------------------
    Total cash and cash equivalents                                                               13,692        19,476        30,754
Time deposits with banks                                                                             100
Mortgage loans receivable, net of unearned fees and discount (note 3)                             64,735        51,992        63,290
Accrued interest receivable                                                                          588           544           646
Income taxes receivable                                                                                -             -           320
Fixed assets, net (note 4)                                                                            66            75            96
Deferred debenture offering costs, net (note 5)                                                    2,496         2,397         3,242
Other assets                                                                                         670           376           392
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                     $82,347       $74,860       $98,740
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Mortgage escrow funds payable                                                                    $   945       $   828       $ 1,854
Income taxes payable                                                                                 173           118             -
Subordinated debentures payable (note 6)                                                          63,000        57,150        77,400
Debenture interest payable at maturity (note 6)                                                    8,551         7,197         7,200
Other liabilities                                                                                    149           298           146
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                 72,818        65,591        86,600
------------------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (notes 4 and11)

STOCKHOLDER'S EQUITY
Common stock (no par value, 100, 100 and 31.84 shares
    issued and outstanding, respectively)                                                          2,100         2,100         2,000
Class B common stock (no par value, 15.89 shares
     issued and outstanding at December 31, 1999)                                                      -             -           100
Additional paid-in-capital                                                                         3,509         3,509         3,509
Retained earnings (note 7)                                                                         3,920         3,660         6,531
------------------------------------------------------------------------------------------------------------------------------------
Total stockholder's equity                                                                         9,529         9,269        12,140
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity                                                       $82,347       $74,860       $98,740
------------------------------------------------------------------------------------------------------------------------------------
         See accompanying notes to consolidated financial statements.



               Intervest Corporation of New York and Subsidiaries

                      Consolidated Statements of Operations


                                                                                  Nine-Months
                                                                                     Ended                     Year Ended
                                                                                  September 30,                December 31,
                                                                               -----------------------------------------------------
         ($ in thousands)                                                       2001        2000        2000       1999       1998
------------------------------------------------------------------------------------------------------------------------------------

                                                                                  (unaudited)

REVENUES
Interest and fee income on mortgages                                           $ 5,066     $ 5,832     $ 7,576    $ 9,103    $11,106
Interest income on short-term investments                                          536         709         943      1,449        637
                                                                               -----------------------------------------------------
     Total interest income                                                       5,602       6,541       8,519     10,552     11,743
Gain on early repayment of mortgages                                               339         186         340        369        291
Other income (note 9)                                                              362         308         415        298         59
------------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                                   6,303       7,035       9,274     11,219     12,093
------------------------------------------------------------------------------------------------------------------------------------


EXPENSES
Interest on debentures                                                           4,455       5,313       6,922      8,150      8,510
Amortization of deferred debenture offering costs                                  479         552         714        899        891
General and administrative                                                         885         750       1,015      1,118        944
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                                                   5,819       6,615       8,651     10,167     10,345
------------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                         484         420         623      1,052      1,748
     and extraordinary item
Provision for income taxes                                                         224         192         288        480        801
                                                                                ----------------------------------------------------
Income before extraordinary item                                                   260         228         335        572        947
Extraordinary item, net of tax (note 6)                                           (206)       (206)          -          -
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                     $   260     $    22     $   129    $   572    $   947
------------------------------------------------------------------------------------------------------------------------------------
    See accompanying notes to consolidated financial statements





               Intervest Corporation of New York and Subsidiaries

           Consolidated Statements of Changes in Stockholder's Equity


                                                                          Nine-Months
                                                                             Ended                         Year Ended
                                                                          September 30                     December 31,
                                                                   -----------------------------------------------------------------
   ($ in thousands)                                                           2001            2000             1999            1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                           (unaudited)

COMMON STOCK
Balance at beginning of period                                              $ 2,100         $ 2,000          $ 2,000         $ 2,000
Retirement of 31.84 shares                                                        -          (2,000)               -               -
Issuance of 100 shares to Parent Company                                          -               -                -
                                                                                                                               2,100
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                      2,100           2,100            2,000           2,000
------------------------------------------------------------------------------------------------------------------------------------

CLASS B COMMON STOCK
Balance at beginning of period                                                    -             100              100               -
Issuance of 15.89 shares                                                          -               -                -             100

Retirement of 15.89 shares                                                        -            (100)               -               -
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                          -               -              100             100
------------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID-IN-CAPITAL
------------------------------------------------------------------------------------------------------------------------------------
Balance at beginning and end of period                                        3,509           3,509            3,509           3,509
------------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of period                                                3,660           6,531            5,959           5,012
Cash dividend declared and paid to Parent Company                                 -          (3,000)               -               -
Net  income for the period                                                      260             129              572             947
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                      3,920           3,660            6,531           5,959
------------------------------------------------------------------------------------------------------------------------------------
Total stockholder's equity at end of period                                 $ 9,529         $ 9,269          $12,140         $11,568
------------------------------------------------------------------------------------------------------------------------------------
    See accompanying notes to consolidated financial statements.



               Intervest Corporation of New York and Subsidiaries

                      Consolidated Statements of Cash Flows


                                                                               Nine-Months Ended           Year Ended
                                                                                 September 30,             December 31,
                                                                           ---------------------------------------------------------
($ in thousands)                                                           2001         2000        2000        1999       1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                (unaudited)

OPERATING ACTIVITIES
Net  income                                                                $    260    $     22    $    129    $    572    $    947
Adjustments to reconcile net  income to net cash
     provided by (used in) operating activities:
  Depreciation                                                                   17          15          21           6           -
  Amortization of deferred debenture offering costs                             479         933       1,096         899         891
  Gain on early repayment of mortgage loans                                    (339)       (186)       (340)       (369)       (291)
  Amortization of premiums, fees and discounts, net                            (428)       (301)       (451)       (292)       (598)
  Increase (decrease) in mortgage escrow funds payable                          117        (746)     (1,026)       (181)        418
  Increase (decrease) in debenture interest payable at  maturity              1,354      (1,613)         (3)      1,709         525
  Change in all other assets and liabilities, net                               413       1,292       1,478        (164)        162
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in)  operating activities                          1,873        (584)        904       2,180       2,054
------------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Principal repayments of mortgage loans receivable                            28,432      26,138      39,164      41,740      49,137
Originations and purchases of mortgage loans receivable                     (41,353)    (18,356)    (27,846)    (37,120)    (41,494)

Purchases of premises and equipment, net                                         (8)          -           -        (102)          -
------------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                         (12,929)      7,782      11,318       4,518       7,643
------------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Proceeds from issuance of debentures, net of offering costs                   6,672           -       3,500       6,604       4,533
Principal repayments of debentures                                           (1,400)    (24,000)    (24,000)    (10,000)     (2,500)
Dividends paid to Parent Company                                             (3,000)     (3,000)          -           -
Proceeds from issuance of stock                                                   -           -           -           -         100
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                           5,272     (27,000)    (23,500)     (3,396)      2,133
------------------------------------------------------------------------------------------------------------------------------------

Net (decrease) increase in cash and cash equivalents                         (5,784)    (19,802)    (11,278)      3,302      11,830
Cash and cash equivalents at beginning of period                             19,476      30,754      30,754      27,452      15,622
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                 $ 13,692    $ 10,952    $ 19,476    $ 30,754    $ 27,452
------------------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES
Cash paid (received) during the period for:
   Interest                                                                $  3,101    $  6,926    $  6,925    $  6,442    $  7,985
   Income taxes                                                                 320        (469)       (340)        780         657
------------------------------------------------------------------------------------------------------------------------------------
    See accompanying notes to consolidated financial statements.

               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements
(Unaudited  with Respect to the Nine-Month  Periods ended September 30, 2001 and
2000)
--------------------------------------------------------------------------------

1.       Description of Business and Summary of Significant Accounting Policies

         Description of Business

         Intervest Corporation of New York and Subsidiaries (the "Company") is engaged in the real estate business, including the origination and purchase of real estate mortgage loans on income producing properties. On March 10, 2000, Intervest Bancshares Corporation (hereafter referred to as the "Parent Company") acquired all the outstanding capital stock of the Company in exchange for shares of the Parent Company's Class A common stock. As a result of the acquisition, the Company became a wholly owned subsidiary of the Parent Company, which is a bank holding company. Former shareholders of the Company are officers and directors of both the Company and the Parent Company.

         Principles of Consolidation, Basis of Presentation and Use of Estimates

         The consolidated financial statements include the accounts of Intervest Corporation of New York and its wholly owned subsidiaries, Intervest Distribution Corporation and Intervest Realty Servicing Corporation. All material intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior year amounts to conform to the current year's presentation.

         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities, as of the date of the financial statements and revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan loss reserves.

         Cash Equivalents

         For purposes of the statements of cash flows, cash equivalents include short-term investments that have maturities of three months or less when purchased.

         Mortgage Loans Receivable

         Loans are stated at their outstanding principal balances, net of any deferred fees or costs on originated loans and unamortized discounts on purchased loans. Purchased loans, all of which have been made from affiliated companies, are recorded at cost which is equivalent to the carrying amount of the seller. The purchase price is deemed equivalent to fair value of the loans based on their variable or floating interest rates. Interest income is accrued on the unpaid principal balance. Discounts are amortized to income over the life of the related receivables using the constant interest method. Loan origination fees net of certain direct origination costs are deferred and recognized as an adjustment of the yield of the related loans.

         Allowance for Loan Losses

         An allowance for loss related to loans that are impaired is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral. Management's periodic evaluation of the need for, or adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of the underlying collateral and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on any impaired loans that may be susceptible to significant change. For financial Intervest Corporation of New York and Subsidiaries Notes to Consolidated Financial Statements (Unaudited with Respect to the Nine-Month Periods ended September 30, 2001 and 2000) reporting

               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements
(Unaudited  with Respect to the Nine-Month  Periods ended September 30, 2001 and
2000)
--------------------------------------------------------------------------------

1. Description of Business and Summary of Significant Accounting Policies, Continued

         purposes mortgages are deemed to be delinquent when payment of either principal or interest is more than 90 days past due.

         Fixed Assets

         Fixed assets are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Maintenance, repairs and minor improvements are charged to operating expense as incurred

         Deferred Debenture Offering Costs

         Costs relating to offerings of debentures are amortized over the terms of the debentures. Deferred debenture offering costs consist primarily of underwriters' commissions.

         Income Taxes

         Under SFAS No. 109, "Accounting for Income Taxes," deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law or rates is recognized in income in the period that includes the enactment date of change. A valuation allowance is recorded if it is more likely than not that some portion or all of the deferred tax assets will not be realized based on a review of available evidence.

         Off-Balance Sheet Financial Instruments

         In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated financial statements when they are funded and related fees are recorded when incurred or received.

2.       Short-Term Investments

         At September 30, 2001 and December 31, 2000, short-term investments were comprised of bank commercial paper. At December 31, 1999, short-term investments was comprised of bank commercial paper and U.S. government agency securities.

3.       Mortgage Loans Receivable

         Mortgage loans receivable are summarized as follows:

                                                         At September 30, 2001        At December 31, 2000      At December 31, 1999
         ($ in thousands)                                 # of loans    Amount       # of loans     Amount     # of loans     Amount
-----------------------------------------------------------------------------------------------------------------------------------

Residential multifamily loans                                 34      $ 52,421            27      $ 46,553          35     $ 49,251
Commercial real estate loans                                  11        13,301             7         6,247          15       14,868
-----------------------------------------------------------------------------------------------------------------------------------
Loans receivable                                              45        65,722            34        52,800          50       64,119
-----------------------------------------------------------------------------------------------------------------------------------

Deferred loan fees and discount                                           (987)                       (808)                    (829)
-----------------------------------------------------------------------------------------------------------------------------------
Loans receivable, net                                                   64,735                    $ 51,992                 $ 63,290
-----------------------------------------------------------------------------------------------------------------------------------

               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements
(Unaudited  with Respect to the Nine-Month  Periods ended September 30, 2001 and
2000)
--------------------------------------------------------------------------------

3.       Mortgage Loans Receivable, Continued

         At September 30, 2001, the loan portfolio consisted of $49,033,000 and $16,689,000 of first mortgage loans and junior mortgage loans, respectively. These loans were comprised of $14,062,000 of fixed-rate loans and $51,660,000 of adjustable-rate loans.

         At December 31, 2000, the loan portfolio consisted of $42,744,000 and $10,056,000 of first mortgage loans and junior mortgage loans, respectively. These loans were comprised of $17,977,000 of fixed-rate loans and $34,823,000 of adjustable-rate loans.

         At September 30, 2001 and December 31, 2000, effective interest rates on mortgages ranged from 7.00% to 14.73% and 7.68% to 16.73%
         respectively. Many of the mortgage loans have an interest rate floor which resets upward along with any increase in the loan's interest rate. This feature reduces the loan's interest rate exposure to periods of declining interest rates.

         During the nine-months ended September 30, 2001, and years ended 2000, 1999 and 1998, certain mortgages were repaid in full prior to their maturity date. The prepayments resulted in the recognition of unearned fees and discount associated with such loans, as well as the receipt of prepayment penalties in certain cases. For the nine-months ended September 30, 2001 and years ended December 31, 2000, 1999 and 1998, income associated with the prepayments of mortgages was $339,000, $340,000, $369,000 and $291,000, respectively.

         Credit risk, which represents the possibility of the Company not recovering amounts due from its borrowers, is significantly related to local economic conditions in the areas the properties are located, as well as the Company's underwriting standards. Economic conditions affect the market value of the underlying collateral as well as the levels of occupancy of income-producing properties (such as office buildings, shopping centers and rental and cooperative apartment buildings).

         The geographic distribution of the properties that collateralize the loan portfolio is summarized as follows:

                                                        At  September 30, 2001       At December 31, 2000      At December 31, 1999

         ($ in thousands)
                                                        Amount      % of Total      Amount      % of Total     Amount    % of Total
------------------------------------------------------------------------------------------------------------------------------------
New York                                               $51,307         78.0%       $42,193         79.9%      $49,334       76.9%
Connecticut                                              2,911          4.4            187                      4,180        6.5
                                                                                                                             0.4
Pennsylvania                                             1,949          3.0              -          -           3,360        5.3
Florida                                                    841          1.3          7,820         14.8         3,128        4.9
North Carolina                                               -          -            2,068          3.9         2,172        3.4

New Jersey                                               8,196         12.5              -          -           1,377        2.1
All other                                                  518          0.8            532          1.0           568        0.9
------------------------------------------------------------------------------------------------------------------------------------
                                                        65,722        100.0%       $52,800        100.0%      $64,119      100.0%
------------------------------------------------------------------------------------------------------------------------------------

               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements

(Unaudited  with Respect to the Nine-Month  Periods ended September 30, 2001 and
2000)
--------------------------------------------------------------------------------

3.       Mortgage Loans Receivable, Continued

The table below shows the scheduled contractual principal repayments of the loan portfolio at September 30, 2001:

        ($ in thousands)
        -----------------------------------------------------------------------
        For the three months ended December 31, 2001                     $  13
        For the year ended December 31, 2002                            25,966
        For the year ended December 31, 2003                            14,637
        For the year ended December 31, 2004                             9,143
        For the year ended December 31, 2005                             2,900
        Thereafter                                                      13,063
        -----------------------------------------------------------------------
                                                                       $65,722
        -----------------------------------------------------------------------






         The table below shows the scheduled contractual principal repayments of the loan portfolio at December 31, 2000:

        ($ in thousands)
        -----------------------------------------------------------------------
        For the year ended December 31, 2001                            $19,884
        For the year ended December 31, 2002                              9,923
        For the year ended December 31, 2003                                628
        For the year ended December 31, 2004                              4,815
        For the year ended December 31, 2005                              2,905
        Thereafter                                                       14,645
        -----------------------------------------------------------------------
                                                                        $52,800
        -----------------------------------------------------------------------





         At September 30, 2001, $40,944,000 of loans with adjustable rates and $13,165,000 of loans with fixed rates were due after one year. At December 31, 2000, $17,172,000 of loans with adjustable rates and $15,743,000 of loans with fixed rates were due after one year. At September 30, 2001, December 31, 2000 and 1999, the Company did not have any loans on a nonaccrual status or impaired. Consequently, an allowance for loan losses was not maintained during the first nine months of 2001, the year ended December 31, 2000 and the year ended December 31, 1999.


4.       Fixed  Assets,  Lease  Commitments  and Rental  Expense

         Fixed  assets is summarized as follows:



         ($ in thousands)                                                             At September 30,           At December 31,
                                                                                           2001              2000              1999
         --------------------------------------------------------------------------------------------------------------------------
         Furniture, fixtures and equipment                                                $  54             $  44             $  44
         Automobiles                                                                         58                58                58
         --------------------------------------------------------------------------------------------------------------------------
         Total cost                                                                         112               102               102
         --------------------------------------------------------------------------------------------------------------------------
         Less accumulated deprecation                                                       (45)              (27)               (6)
         --------------------------------------------------------------------------------------------------------------------------
         Fixed assets, net                                                                $  67             $  75             $  96
         --------------------------------------------------------------------------------------------------------------------------

         The Company occupies its office space under a lease which terminates on September 30, 2004. In addition to minimum rents, the Company is required to pay its proportionate share of increases in the building's real estate taxes and costs of operation and maintenance as additional

               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements
Unaudited  with Respect to the Nine-Month  Periods ended  September 30, 2001 and
2000)
--------------------------------------------------------------------------------

4.       Fixed Assets, Lease Commitments and Rental Expense, continued

         rent. Rent expense amounted to $138,000 in the nine-months ended September 30, 2001, $179,000 in 2000 and $177,000 in 1999 and 1998. The
         Company shares its rented space with affiliates who were charged rent of $1,000 in 2000 and 1999, and $71,000 in 1998. The Company's future minimum annual lease payments under the office lease at December 31, 2000, are as follows: $48,000 for the last three months of 2001; $192,000 in 2002; $192,000 in 2003; and $143,000 in 2004 for an
         aggregate of $575,000.

5.       Deferred Debenture Offering Costs

         Deferred debenture offering costs are summarized as follows:

                                                                              At September 30,          At December 31,
         ($ in thousands)                                                         2001              2000               1999
         --------------------------------------------------------------------------------------------------------------------
         Deferred debenture offering costs                                       5,164             4,670             $6,595
         Less accumulated amortization                                         ( 2,668)          ( 2,273)            (3,353)
         --------------------------------------------------------------------------------------------------------------------
         Deferred debenture offering costs, net                                  2,496              2,397            $3,242
         --------------------------------------------------------------------------------------------------------------------

6.       Subordinated Debentures Payable and Extraordinary Item

         The following table summarizes debenture payable.
                                                                               At September 30,         At December 31,
         ($ in thousands)
                                                                                       2001             2000            1999
         --------------------------------------------------------------------------------------------------------------------------
         Series 06/29/92 - interest at 2% above prime - due April 1, 2000        $      -          $     -         $   7,000
         Series 09/13/93 - interest at 2% above prime - due October 1, 2001             -                -             8,000
         Series 01/28/94 - interest at 2% above prime - due April 1, 2002               -                -             4,500
         Series 10/28/94 - interest at 2% above prime - due April 1, 2003               -                -             4,500
         Series 05/12/95 - interest at 2% above prime - due April 1, 2004             9,000            9,000           9,000
         Series 10/19/95 - interest at 2% above prime - due October 1, 2004           9,000            9,000           9,000
         Series 05/10/96 - interest at 2% above prime - due April 1, 2005            10,000           10,000          10,000
         Series 10/15/96 - interest at 2% above prime - due October 1, 2005           5,500            5,500           5,500
         Series 04/30/97 - interest at 1% above prime - due October 1, 2005           8,000            8,000           8,000
         Series 11/10/98 - interest at 8% fixed       - due January 1, 2001              -             1,400           1,400
         Series 11/10/98 - interest at 8 1/2% fixed   - due January 1, 2003           1,400            1,400           1,400
         Series 11/10/98 - interest at 9% fixed       - due January 1, 2005           2,600            2,600           2,600
         Series 06/28/99 - interest at 8% fixed       - due July 1, 2002              2,500            2,500           2,500
         Series 06/28/99 - interest at 8 1/2% fixed   - due July 1, 2004              2,000            2,000           2,000
         Series 06/28/99 - interest at 9% fixed       - due July 1, 2006              2,000            2,000           2,000
         Series 09/18/00 - interest at 8% fixed       - due January 1, 2004           1,250            1,250             -
         Series 09/18/00 - interest at 8 1/2% fixed   - due January 1, 2006           1,250            1,250             -
         Series 09/18/00 - interest at 9% fixed       - due January 1, 2008           1,250            1,250             -
         Series 08/01/01 - interest at 7 1/2% fixed   - due April 1, 2005             1,750
         Series 08/01/01 - interest at 8% fixed       - due April 1, 2007             2,750
         Series 08/01/01 - interest at 8 1/2% fixed   - due April 1, 2009             2,750
         --------------------------------------------------------------------------------------------------------------------------
                                                                                 $   63,000        $  57,150           $77,400
         --------------------------------------------------------------------------------------------------------------------------



         The "Prime" refers to the prime rate of Chase Manhattan Bank, which was 9.50% on September 30, 2000, 9.5% on December 31, 2000 and 6.00% on
         September 30, 2001.

               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements
(Unaudited  with Respect to the Nine-Month  Periods ended September 30, 2001 and
2000)
--------------------------------------------------------------------------------

6.       Subordinated Debentures Payable and Extraordinary Item, continued

         On March 1, 2000, Series 6/29/92 debentures totaling $7,000,000 in principal and maturing on April 1, 2000 were redeemed for outstanding principal plus accrued interest of $1,435,000. In the second quarter of 2000, Series 9/13/93, 1/28/94 and 10/28/94 debentures maturing on October 1, 2001, April 1, 2002 and April 1, 2003, respectively, were redeemed for outstanding principal aggregating $17,000,000 plus accrued interest totaling $2,535,000. In connection with these early redemptions, approximately $382,000 of unamortized deferred debenture offering costs, net of a tax benefit of $176,000, was charged to expense and reported as an extraordinary item in 2000. On January 1, 2001, series 11/10/98 debentures totaling $1,400,000 in principal plus accrued interest of $248,000 matured.

         In August of 2001, the Company issued its series 08/01/01 debentures in the principal amount of $7,250,000. Of this amount, $6,430,000 pay interest quarterly and $820,000 accrue interest until maturity.

         The Series 5/12/95, 10/19/95,  5/10/96, 10/15/96 and 4/30/97 debentures have a maximum interest rate of 12%. Interest on an aggregate of $6,510,000 of these debentures is accrued and compounded quarterly, and is due and payable at maturity. The payment of interest on the remaining debentures is made quarterly. Any debenture holder in the aforementioned Series whose interest accrues and is due at maturity may at any time elect to receive the accrued interest and subsequently receive regular payments of interest.

         The Series 11/10/98, 6/28/99 and 9/18/00 debentures accrue and compound interest quarterly, with such interest due and payable at maturity. The holders of these debentures can require the Company to repurchase the debentures for face amount plus accrued interest each year beginning on July 1, 2002 for series 6/28/99 and January 1, 2004 for series 9/18/00. Series 11/10/98 debentures are currently subject to repurchase. These three series are subject to repurchase provided that in no calendar year will the Company be required to purchase more than $100,000 in principal amount of each maturity of debentures, on a non-cumulative basis.

         All the debentures may be redeemed, in whole or in part, at any time at the option of the Company, for face value, except for Series 9/18/00 debentures, which would be at a premium of 1% if the redemption is prior to January 1, 2002. The series 08/01/01 debentures would be redeemable at a premium of 1% if the redemption were prior to October 1, 2002. All the debentures are unsecured and subordinate to all present and future senior indebtedness, as defined.

         Scheduled contractual maturities of debentures as of September 30, 2001 are summarized as follows:

         ($ in thousands)                                                                            Principal     Accrued Interest
         --------------------------------------------------------------------------------------------------------------------------
         For the three-months ended December 31, 2001                                                                        $  745
                                                                                                       $   -
         For the year ended December 31, 2002                                                            2,500                  515
         For the year ended December 31, 2003                                                            1,400                  374
         For the year ended December 31, 2004                                                           21,250                4,169
         For the year ended December 31, 2005                                                           27,850                2,113
         Thereafter                                                                                     10,000                  635
         --------------------------------------------------------------------------------------------------------------------------
                                                                                                       $63,000               $8,551
         --------------------------------------------------------------------------------------------------------------------------


               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements
(Unaudited  with Respect to the Nine-Month  Periods ended September 30, 2001 and
2000)
--------------------------------------------------------------------------------


         Scheduled contractual maturities of debentures as of December 31, 2000 are summarized as follows:

          ($ in thousands)                                                                            Principal    Accrued Interest
          -------------------------------------------------------------------------------------------------------------------------
          For the year ended December 31, 2001                                                           $1,400              $1,233
          For the year ended December 31, 2002                                                            2,500                 295
          For the year ended December 31, 2003                                                            1,400                 265
          For the year ended December 31, 2004                                                           21,250               3,418
          For the year ended December 31, 2005                                                           26,100               1,682
          Thereafter                                                                                      4,500                 304
          -------------------------------------------------------------------------------------------------------------------------
                                                                                                        $57,150              $7,197
          -------------------------------------------------------------------------------------------------------------------------

7.       Dividend Restriction

         The payment of dividends by the Company to the Parent Company is subject to restrictions. The Company cannot declare or pay any dividend or make any distribution on its capital stock (other than dividends or distributions payable in capital stock), or purchase, redeem or otherwise acquire or retire for value, or permit any subsidiary to purchase or otherwise acquire for value, capital stock of the Company, if at the time of such payment, the Company is not in compliance with the indentures under which the Company's debentures were issued. The Company declared and paid a $3,000,000 cash dividend to the Parent Company in 2000. 8. Profit Sharing Plan In 2000, the Company
         established a tax-qualified, profit sharing plan and trust in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan is available to each of the Company's employees who elects to participate after meeting certain length-of-service requirements. The Company's contributions to the profit sharing plans are discretionary and vest to the employees over a period of time. Total Company contributions to the plan for 2000 was approximately $1,000. The Company's contribution for the nine-months ended September 30, 2001 was $5,000.

  9.     Related Party Transactions

         The Company participates with Intervest Bank and Intervest National Bank (wholly owned subsidiaries of the Parent Company) in certain mortgage loans. The balances of the Company's participation in these mortgages were $1,785,000, $2,629,000 and $7,747,000 at September 30,
         2001, December 31, 2000 and 1999, respectively.

         During 1999, the Company acquired four mortgage loans from the Parent Company in the aggregate amount of $5,610,000 and three mortgage loans from Intervest Mortgage Associates L.P. in the aggregate amount of $ 1,645,178. These mortgages were recorded at cost.

         The Company entered into a service agreement in June 1999, with Intervest National Bank with respect to providing mortgage loan origination and servicing services to Intervest National Bank. The Company received $272,000, $278,000 and $224,000 from Intervest National Bank for the nine-months ended September 30, 2001, and years ended 2000 and 1999, respectively, in connection with this service agreement. These amounts are included in other income in the consolidated statements of operations.

               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements
(Unaudited  with Respect to the Nine-Month  Periods ended September 30, 2001 and
2000)
--------------------------------------------------------------------------------

         The Company has short-term investments and noninterest-bearing deposit accounts with Intervest Bank and Intervest National Bank totaling approximately $260,000 at September 30, 2001, $554,000 at December 31, 2000 and $6,088,000 at December 31, 1999.


         In connection with the placement of subordinated debentures in 1998 and 2000, Intervest Securities Corporation, an affiliate of the Company, received commissions and fees aggregating $15,000 in the nine-months ended September 30, 2001, $34,000 in 2000, $35,700 in 1999 and $258,300
         in 1998.

         Prior to January 1, 1999, the Company utilized personnel and other facilities of affiliated entities and was charged service fees for general and administrative expenses for placing mortgages, servicing mortgages and distributing debenture interest checks. Such fees amounted to $295,000 in 1998.

         The  Company  acquired  furniture,   fixtures  and  equipment  in  1999
         aggregating $40,000 from an affiliate of the Company.

10.      Income Taxes

         Commencing in 2000, the Company is filing consolidated Federal and combined New York State and City income tax returns with its Parent Company on a calendar year basis. Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which the distributions occur. Income taxes are provided as if the Company filed a separate consolidated tax return with its subsidiaries.

         At September 30, 2001, December 31, 2000 and December 31, 1999, the Company's net deferred tax asset was $162,000, $10,000 and $24,000, respectively. The asset relates to the unrealized benefit for: net temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases that will result in future tax deductions. A valuation allowance was not maintained at any time during the nine months of 2001, the year ended December 31, 2000 or the year ended December 31, 1999.

         Income tax expense (benefit) consists of the following:

                                                              For the Nine-months
                                                              -------------------
                                                              Ended September 30,             For the Year Ended December 31,
                                                              -------------------             -------------------------------
         ($ in thousands)                                      2001       2000            2000            1999                 1998
         ---------------------------------------------------------------------------------------------------------------------------
         Provision for income taxes                             224        192            $288            $480                 $801
         Income tax effect of extraordinary item                 -        (176)           (176)             -                    -
         ---------------------------------------------------------------------------------------------------------------------------
                                                                224         16            $112            $480                 $801
         ---------------------------------------------------------------------------------------------------------------------------

               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements

(Unaudited  with Respect to the Nine-Month  Periods ended September 30, 2001 and
2000)
--------------------------------------------------------------------------------



         Income tax (benefit) expense attributable to income before extraordinary item consists of the following:


        ($ in thousands)                                                                               Current   Deferred     Total
        ---------------------------------------------------------------------------------------------------------------------------
        Nine-months Ended September 30, 2001:
           Federal                                                                                      $237      $(112)       $125
           State and Local                                                                               139        (40)         99
        ---------------------------------------------------------------------------------------------------------------------------
                                                                                                        $376       (152)       $224
        ---------------------------------------------------------------------------------------------------------------------------
        Nine-months Ended September 30, 2000:
           Federal                                                                                      $135         $ 7       $142
           State and Local                                                                                47           3         50
        ---------------------------------------------------------------------------------------------------------------------------
                                                                                                        $182        $ 10       $192
        ---------------------------------------------------------------------------------------------------------------------------
        Year Ended December 31, 2000:
           Federal                                                                                      $189         $10       $199
           State and Local                                                                                85           4         89
        ---------------------------------------------------------------------------------------------------------------------------
                                                                                                        $274         $14       $288
        ---------------------------------------------------------------------------------------------------------------------------
        Year Ended December 31, 1999:
           Federal                                                                                      $284         $ 4       $288
           State and Local                                                                               190           2        192
        ---------------------------------------------------------------------------------------------------------------------------
                                                                                                        $474         $ 6       $480
        ---------------------------------------------------------------------------------------------------------------------------
        Year Ended December 31, 1998:
           Federal                                                                                      $475         $ 6       $481
           State and Local                                                                               316           4        320
        ---------------------------------------------------------------------------------------------------------------------------
                                                                                                        $791         $10       $801
        ---------------------------------------------------------------------------------------------------------------------------


         The components of deferred tax expense (benefit) are summarized as follows:

                                                             For the Nine-months Ended
                                                                  September 30,                For the Year Ended December 31,
                                                                  -------------                -------------------------------
          ($ in thousands)                                      2001          2000           2000         1999         1998
          -------------------------------------------------------------------------------------------------------------------------
          Debenture underwriting commissions                  $    -        $    -         $    -        $   3        $   6
          Deferred loan fees and discount                       (149)           12             16            3            4
          Depreciation                                            (3)           (2)            (2)           -            -
          -------------------------------------------------------------------------------------------------------------------------
                                                              $ (152)        $  10         $   14        $   6        $  10

          -------------------------------------------------------------------------------------------------------------------------



         The tax effects of the temporary differences that give rise to the deferred tax asset are summarized as follows:



                                                                                        At September 30,       At December 31,
                                                                                        ----------------       ---------------
          ($ in thousands)                                                                   2001            2000          1999
          -------------------------------------------------------------------------------------------------------------------------
          Deferred loan fees and discount                                                  $  157          $    8        $   24
          Depreciation                                                                          5               2             -
          -------------------------------------------------------------------------------------------------------------------------
                                                                                           $  162          $   10        $   24
          -------------------------------------------------------------------------------------------------------------------------

               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements

(Unaudited  with Respect to the Nine-Month  Periods ended September 30, 2001 and
2000)
--------------------------------------------------------------------------------

10.      Income Taxes, continued



         A  reconciliation  between the  statutory  Federal  income tax rate and the  Company's  effective tax rate follows:

                                                                      For the Nine-months
                                                                      Ended September 30,        For the Year Ended December 31,
                                                                      -------------------        ----------------------------------
          ($ in thousands)                                            2001           2000        2000       1999       1998
          -------------------------------------------------------------------------------------------------------------------------
          Tax provision at statutory rate                             34.0%          34.0%       34.0%      34.0%      34.0%
          Increase (decrease) in taxes resulting from:
            State and local income taxes, net of Federal benefit      12.0            8.6        12.1       12.2       12.2
             All other                                                 0.2            0.7         0.1       (0.6)      (0.4)
          -------------------------------------------------------------------------------------------------------------------------
                                                                      46.2%          43.3%       46.2%      45.6%      45.8%
          -------------------------------------------------------------------------------------------------------------------------


11.      Commitments and Contingencies

         Effective July 1, 1995, the Company entered into an employment agreement with its Executive Vice-President, who is also a director and shareholder of the Parent Company, for a term of ten years at an annual salary in the present amount of $177,000, which is subject to increase annually by six percent or by the percentage increase in the consumer price index, if higher. In the event of the executive's death or disability, one-half of this amount will continue to be paid for a term as defined in the agreement. Effective August 3, 1998, the Company modified the aforementioned employment agreement to provide for additional compensation of $1,000 per month for each $10,000,000 of gross assets of the Company in excess of $100,000,000.

         The Company issues commitments to extend credit in the normal course of business, which may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. Commitments to extend credit are agreements to lend funds under specified conditions. Such commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. At September 30, 2001 and December 31, 2000, commitments to extend credit amounted to $8,045,000 and $3,800,000 respectively.

         The Company is periodically party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of mortgage loans, and other issues incident to the Company's business. Management does not believe that there is any pending or threatened proceeding against the Company which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Company.

12.      Estimated Fair Value of Financial Instruments

         The Company considers the carrying amounts presented for mortgages receivable and subordinated debentures payable on the consolidated balance sheets to be reasonable approximations of fair value. The Company's variable or floating interest rates on large portions of its receivables and payables approximate those which would prevail in current market transactions. The fixed interest rates on the Company's mortgages receivable and debentures payable also approximate current market rates.

               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements
(Unaudited  with Respect to the Nine-Month  Periods ended September 30, 2001 and
2000)
--------------------------------------------------------------------------------




12.      Estimated Fair Value of Financial Instruments, continued

         Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market transaction. The fair value estimates also do not reflect any additional premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument, nor estimated transaction costs. Further, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on and have not been considered in the fair value estimates. Finally, fair value estimates do not attempt to estimate the value of anticipated future business and the Company's customer relationships.


                        INTERVEST CORPORATION OF NEW YORK
                   SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE
                             As of DECEMBER 31, 2000

                                Effective   Stated     Final                         Face       Carrying
                                 Interest  Interest  Maturity  Paymen    Prior     Amount of    Amount of  Prepayment Penalty/
     Description                   Rate      Rate      Date     Terms    Liens     Mortgage     Mortgage       Other Fees
     -----------                   ----      ----      ----     -----    -----     --------     --------       ----------
Commercial first Mortgages
  Office Buildings
     New City, New York           12.15%     6.20%   12/08/10     Y    $     -    $ 170,000    $ 128,000   none

  Restaurants
     Decatur and
           Jonesboro, Georgia     12.82%     8.50%     4/1/13     M                 426,000      345,000   none
     Manassas, Virginia           12.69%     6.50%   12/01/05     Y                 107,000      -90,000   0.50%
     Irondequoint, New York       12.34%     7.20%   12/01/12     Y                 223,000      174,000   1.00%

  Hotel
     New York, New York            9.63%     9.00%    2/01/04     M               3,170,000    3,121,000   3% prior to 2/02, 2%
                                                                                                           prior to 2/03, 1% prior
                                                                                                           to 2/04
  Retail
     Yonkers, New York            12.98%    12.50%    1/01/01     M               1,907,000    1,906,000   0.50%
     Wappingers Falls, New York    8.90%     8.63%     2/1/04     M                 245,000      243,000   none

Residential first Mortgages
  Rental Apartment Buildings
     Bronx, New York              10.71%    10.00%    7/01/06     M                 588,000      574,000   none
     Bronx, New York              11.28%    11.00%   11/01/12     M               1,983,000    1,955,000   none
     Charlotte, North Carolina    12.66%    11.50%    2/01/01     M               2,068,000    2,066,000   1.00%
     Bronx, New York              13.75%    13.75%     1/1/10     M               1,288,000    1,288,000   not prepayable until
                                                                                                           2/1/05
     Bronx, New York              12.75%    12.75%     1/1/11     M               1,029,000    1,029,000   no prepayment permitted
     New York, New York           11.28%    11.00%    5/29/03     M                 628,000      625,000   2% until 5/02 then 1%
     Bronx, New York              14.40%    13.00%     6/1/13     M                 665,000      546,000   no prepayment permitted
     Bronx, New York              13.10%    12.75%    11/1/11     M               1,710,000    1,684,000   not prepayable until
                                                                                                           1/1/03
     Bronx, New York              13.50%    13.50%    11/1/13     M               3,442,000    3,442,000   no prepayment permitted
     Opa Locka , Florida          13.57%    11.50%    2/15/01     M               2,785,000    2,778,000   1.00%
     New York, New York            9.10%     8.63%    10/1/02     M               6,261,000    6,216,000   2.0% until 10/01 then
                                                                                                           1.0%
     New York, New York            8.49%     8.00%    3/30/02     M                 925,000      920,000   1.00%
     New York, New York            7.68%     7.50%    11/1/04     M               1,400,000    1,393,000   none
     Hartford , Connecticut       13.50%    13.50%   12/18/00     M                 186,000      186,000   1.00%
     New York, New York            7.97%     7.63%    10/1/02     M                 684,000      681,000   none
     New York, New York           12.80%    11.50%    2/01/02     M               1,764,000    1,742,000   1.00%
     Brooklyn, New York           13.23%    10.50%    10/1/01     M               2,669,000    2,620,000   1.50%
     New York, New York            8.88%     8.88%    11/1/01     M                 225,000      225,000   none
     New York, New York            8.88%     8.88%    11/1/01     M                  75,000      -75,000   none
     New York, New York           15.42%    11.50%     9/1/01     M               5,250,000    5,128,000   1.13%
     Bronx, New York              12.75%    12.75%     8/1/02     M                 871,000      871,000   not prepayable until
                                                                                                           balance  is  under
Residential Junior Mortgages                                                                               $200,000
  Rental Apartment Buildings
     Miami, Florida               11.92%    10.50%    7/01/01     M   2,992,000   1,939,000    1,926,000   1.00%
     Miami, Florida (1)           12.07%    10.50%    7/01/01     M               3,097,000    3,073,000   1.00%
     New York, New York            9.09%     8.00%    5/27/01     M   2,659,000   1,934,000    1,925,000   1.00%
     New York, New York           16.73%    11.50%    1/14/02     M   1,564,000     139,000      133,000   1.00%
     New York, New York            9.27%     8.63%    10/1/02     M   6,261,000     149,000      148,000   2% prior to 10/1, then 1%
     New York, New York           12.26%    11.50%    10/1/05     M   3,396,000   2,798,000    2,736,000   5% prior to 10/01,  4%
                                                                                                           prior to 10/02, 3%
                                                                                                           prior to 10/03 2% prior
                                                                                                           to 10/4, then 1%
                                                           ---------------------------------------------
                                                           TOTAL   $ 16,872,000 $52,800,000 $ 51,992,000
                                                           =============================================

----------
     Notes:
     (Y) Yearly principal and interest payments
     (M) Monthly principal and interest payments
     (1) Prior lien amount included in preceding mortgage.

                        INTERVEST CORPORATION OF NEW YORK
              SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE (continued)




         The following summary reconciles mortgages receivable at their carrying value

                                                                                                Year Ended December 31,
                                                                                     ----------------------------------------------
                                                                                          2000            1999             1998
                                                                                          ----            ----             ----

Balance at beginning of period                                                       $ 63,290,000     $ 67,250,000     $ 74,007,000
     Additions during period
          Mortgages originated and acquired                                            27,846,000       37,120,000       41,494,000

     Deductions during period
          Collections of principal, net of amortization of fees a(39,144,000)         (41,080,000)     (48,251,000)
                discounts
                                                                                     ----------------------------------------------
Balance at end of period                                                             $ 51,992,000     $ 63,290,000     $ 67,250,000
                                                                                     ----------------------------------------------

(BACK COVER PAGE)


      No person has been authorized by the Company or by the Underwriter to give any information or to make any representations other than those contained in this Prospectus in connection with the Offering of the Debentures made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Debentures, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the Debentures in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                              ____________________

                        INTERVEST CORPORATION OF NEW YORK
                                   $5,750,000

                                 SERIES 1/17/02

                       $1,250,000 Subordinated Debentures
                               Due October 1, 2005
                       $2,250,000 Subordinated Debentures
                               Due October 1, 2007
                       $2,250,000 Subordinated Debentures
                              Dated October 1, 2009


                                   PROSPECTUS

                              ____________________

                             Sage, Rutty & Co., Inc.
                The date of this Prospectus is January 17, 2002.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Where you Can Find More Information............................................2

Who Should Invest..............................................................2

Summary........................................................................3

Risk Factors...................................................................5

Use of Proceeds................................................................9

Market Information............................................................10

Capitalization................................................................11

Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations...............................................................12

Selected Financial Information of the Company.................................18

History and Business..........................................................19

Management....................................................................25

Transactions with Management..................................................27

Description of Debentures.....................................................28

Plan of Offering..............................................................35

Legal Opinions................................................................36

Experts.......................................................................36

Index to Financial Statements.................................................37

Table 1 -- Mortgages Receivable...............................................20

Table 2 -- Interest Accruals..................................................30

UNTIL April 17, 2002 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.